EXHIBIT 10.3

CREDIT AGREEMENT

Dated as of July 31, 2026

among

ONE LIBERTY PROPERTIES, INC., as Borrower

THE GUARANTORS FROM TIME-TO-TIME PARTY HERETO

and

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent

And

The Other Lenders Party Hereto

MANUFACTURERS AND TRADERS TRUST COMPANY, as Lead Arranger and Book Runner

i

	5.03	Additional Subsidiary Guarantors/Pledge	69
	5.04	Release of Subsidiary Guarantors/Pledge	70

6.	REPRESENTATIONS AND WARRANTIES		71

	6.01	Existence, Qualification and Power	71
	6.02	Authorization; No Contravention	72
	6.03	Governmental Authorization; Other Consents	72
	6.04	Binding Effect	72
	6.05	Financial Statements; No Material Adverse Effect	72
	6.06	Litigation	73
	6.07	No Default	73
	6.08	Ownership of Property	73
	6.09	Environmental Compliance	73
	6.10	Insurance	73
	6.11	Taxes	74
	6.12	ERISA Compliance	74
	6.13	Organizational Structure	75
	6.14	Margin Regulations; Investment Company Act	75
	6.15	Disclosure	75
	6.16	Compliance with Laws	75
	6.17	Borrowing Base Properties	75
	6.18	Solvency	76
	6.19	Casualty, Etc	76
	6.20	OFAC	76
	6.21	Anti-Corruption Laws	76
	6.22	EEA Financial Institutions	76
	6.23	Beneficial Ownership	76
	6.24	Covered Entities	76

7.	AFFIRMATIVE COVENANTS		76

	7.01	Financial Statements	77
	7.02	Certificates; Other Information	77
	7.03	Notices	79
	7.04	Payment of Obligations	80
	7.05	Preservation of Existence, Etc	80
	7.06	Maintenance of Properties	81
	7.07	Maintenance of Insurance	81
	7.08	Compliance with Laws	81
	7.09	Books and Records	81
	7.10	Inspection Rights	81
	7.11	Use of Proceeds	81
	7.12	Appraisals	82
	7.13	Acceptable Ground Leases	82
	7.14	Covenant to Guarantee Obligations	82
	7.15	Compliance with Environmental Laws	82
	7.16	Preparation of Environmental Reports	83
	7.17	Maintenance of REIT Status	83

	7.18	Maintenance of Listing	83
	7.19	Further Assurances	83
	7.20	Compliance with Terms of Leases	83
	7.21	Material Contracts	84
	7.22	[Intentionally Omitted]	84
	7.23	Anti-Corruption Laws	84
	7.24	Beneficial Ownership	84

8.	NEGATIVE COVENANTS		84

	8.01	Liens	84
	8.02	Indebtedness	86
	8.03	Investments	87
	8.04	Fundamental Changes	87
	8.05	Dispositions	88
	8.06	Restricted Payments	88
	8.07	Change in Nature of Business	89
	8.08	Transactions with Affiliates	89
	8.09	Management	89
	8.10	Burdensome Agreements	89
	8.11	Use of Proceeds	90
	8.12	Sanctions; Anti-Corruption Use of Proceeds	90
	8.13	Acceptable Ground Leases	90
	8.14	Financial Covenants	90
	8.15	Borrowing Base Property Covenants	91
	8.16	Amendments of Organization Documents	92
	8.17	Accounting Changes	92
	8.18	Sanctions	92
	8.19	ERISA	92
	8.20	Anti-Corruption Laws	93

9.	EVENTS OF DEFAULT AND REMEDIES		93

	9.01	Events of Default	93
	9.02	Remedies upon Event of Default	96
	9.03	Application of Funds	96

10.	ADMINISTRATIVE AGENT		97

	10.01	Appointment and Authority	97
	10.02	Rights as a Lender	98
	10.03	Exculpatory Provisions	98
	10.04	Reliance by Administrative Agent	99
	10.05	Delegation of Duties	99
	10.06	Resignation of Administrative Agent	99
	10.07	Non-Reliance on Administrative Agent and Other Lenders	101
	10.08	No Other Duties, Etc	101
	10.09	Administrative Agent May File Proofs of Claim	101
	10.10	Guaranty Matters	102
	10.11	Erroneous Payments	102

11.	MISCELLANEOUS		103

	11.01	Amendments, Etc	103
	11.02	Notices; Effectiveness; Electronic Communications	105
	11.03	No Waiver; Cumulative Remedies; Enforcement	107
	11.04	Expenses; Indemnity; Damage Waiver	108
	11.05	Payments Set Aside	110
	11.06	Successors and Assigns	110
	11.07	Treatment of Certain Information; Confidentiality	115
	11.08	Right of Setoff	116
	11.09	Interest Rate Limitation	117
	11.10	Counterparts; Integration; Effectiveness	117
	11.11	Survival of Representations and Warranties	117
	11.12	Severability	117
	11.13	Replacement of Lenders	118
	11.14	Governing Law; Jurisdiction, Etc	118
	11.15	Waiver of Jury Trial	119
	11.16	No Advisory or Fiduciary Responsibility	120
	11.17	Electronic Execution of Assignments and Certain Other Documents	120
	11.18	USA PATRIOT Act	121
	11.19	Time of the Essence	121
	11.20	ENTIRE AGREEMENT	121
	11.21	ERISA	122
	11.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	122
	11.23	Acknowledgment Regarding Any Supported QFCs	122
	11.24	Keepwell Provisions	123
	11.25	Co-Obligor Provisions	124

SCHEDULES

SG	Subsidiary Guarantors
1.01	Eligible Real Estate Qualification Documents
2.01	Commitments and Applicable Percentages
6.09	Environmental Compliance
6.13	Organizational Structure; Guarantors
8.08	Transactions with Affiliates
8.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices

v

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Incremental Revolving Note
B-2	Revolving Credit Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Subsidiary Guaranty
F	Opinion Matters - Counsel to Loan Parties
G	United States Tax Compliance Certificates
H	Borrowing Base Property Report
I	Joinder Agreement
J	Insurance Requirements

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of July 31, 2026, among ONE LIBERTY PROPERTIES, INC. (“Borrower”), the Subsidiary Guarantors now and hereafter from time to time becoming a party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and MANUFACTURERS AND TRADERS TRUST COMPANY, in its capacity as Administrative Agent for the Lenders.

PRELIMINARY STATEMENTS:

A.Prior to the effectiveness hereof, Borrower, Administrative Agent, and certain lenders were party to the Prior Credit Agreement and the other Loan Documents described therein, pursuant to which the lenders party thereto agreed to make certain loans and other financial accommodations to Borrower.

B.Borrower has requested that the Lenders make certain changes to the Prior Credit Agreement and the loans provided thereunder, and to continue to provide a revolving credit facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

C.All parties hereto agree this Agreement shall amend and replace in its entirety the Prior Credit Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.DEFINITIONS AND ACCOUNTING TERMS.

1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) Adjusted Term SOFR for a one-month Interest Period in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“ABR Loan” means a Revolving Credit Loan that bears interest based on the ABR.

“Acceptable Ground Lease” means each ground lease with respect to any Borrowing Base Property executed by a Loan Party, as lessee, (a) that has a remaining lease term (including all available but unexercised extension or renewal rights) of at least thirty-five (35) years, calculated as of the date such Eligible Real Estate becomes a Borrowing Base Property, (b) that is in full force and effect, (c) is assignable by lessee either without the landlord’s prior consent or with such consent, which, however, will not be unreasonably withheld or conditioned by landlord, (d) pursuant to which no terminating event exists thereunder, no event of default beyond applicable notice and/or cure periods has occurred, and (e) that is confirmed by Administrative Agent as satisfying the criteria for an Acceptable Ground Lease set forth in this Agreement.

“Acquisition Cost” means the purchase price of each Borrowing Base Property.

“Act” has the meaning specified in Section 11.18.

“Additional Subsidiary Guarantor” means each additional Subsidiary of Borrower which becomes a Subsidiary Guarantor pursuant to Section 5.03, for so long as such Subsidiary remains a Subsidiary Guarantor.

“Adjusted Net Operating Income” means the base rent and other verifiable, recurring revenue of all Unencumbered Properties that are subject to the applicable covenant being tested (exclusive of any rental income from any leases to major tenants in any bankruptcy proceedings, if and to the extent the relevant leases have been rejected pursuant to such bankruptcy proceedings during the subject period) less operating expenses.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) zero percent (0.00%) per annum; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Manufacturers and Traders Trust Company in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed or permitted in accordance with this Agreement.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent may from time to time notify to Borrower and the Lenders in accordance with this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire completed by a Lender in substantially the form of Exhibit D-2 or any other form approved by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Annual Capital Expenditure Adjustment” means (i) for any retail property, an amount equal to the product of (a) $0.20 multiplied by (b) the aggregate net rentable area (determined on a square foot basis) of all such properties, and (ii) for any industrial property, an amount equal to the product of (a) $0.15 multiplied by (b) the aggregate net rentable area (determined on a square foot basis) of all such properties.

“Applicable Margin” shall mean:

Level	Total Debt to Total Asset Value	Facility Spread (bps)	[Reserved]
I	Greater than 55%	250
II	Less than or equal to 55%, greater than 50%	200
III	Less than or equal to 50%	175

As of any date from the Closing Date, with respect to interest on all Loans outstanding on such date, the percentage per annum determined by reference to the applicable Total Debt to Total Asset Value ratio in effect on such date, to be reset quarterly; provided that a change in the Applicable Margin resulting from a change in the Total Debt to Total Asset Value ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Section 7.01(a) or (b) and the Compliance Certificate required by Section 7.02(b); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. The interest rate shall be subject to a 0% index floor. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin as provided in the above pricing grid (the “Accurate Leverage Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Leverage Applicable Margin based upon the above pricing grid for such period and (iii) in the event that the Accurate Leverage Applicable Margin is higher, Borrower shall pay to the Administrative Agent within three (3) days, for the account of the Lenders, the accrued additional interest and fees owing as a result of such Accurate Leverage Applicable Margin for such period.

“Applicable Percentage” means (a) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16, and (b) in respect of any Incremental Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the applicable Incremental Revolving Loan Facility represented by the sum of such Incremental Revolving Lender’s unfunded Incremental Revolving Loan Commitments (if any) for the applicable Incremental Revolving Facility and the principal amount of such Incremental Revolving Lender’s Incremental Revolving Loans for the applicable Incremental Revolving Loan Facility at such time.

If the commitment of each Revolving Credit Lender to make Revolving Credit Loans have been terminated pursuant to Section 9.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means a rate per annum equal to: (i) in respect of the Revolving Credit Facility, the Applicable Margin, and (ii) in respect of any Incremental Revolving Loan Facility, the interest rate set forth in the applicable Incremental Revolving Loan Amendment.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appraisal” means, with respect to any Real Estate, an “as is” appraisal that is (i) prepared using the Appraisal Method, or (ii) upon an Event of Default, (a) prepared by an appraisal firm that is a member of the Appraisal Institute, (b) prepared in a manner consistent with, and otherwise in accordance with the requirements of, Borrower’s Organization Documents by an independent appraisal firm selected by Borrower, (c) otherwise compliant with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all other laws applicable to Administrative Agent and Lenders, and the Uniform Standards of Professional Appraisal Practice, and (d) acceptable to Administrative Agent in its reasonable discretion.

“Appraisal Method” has the meaning set forth in Section 7.12.

“Appraised Value” means, as of any date of determination with respect to any Real Estate, the appraised value of such Real Estate based upon the Appraisal Method, and if an Event of Default has occurred the most-recent Appraisal, to be completed at least annually.

“Appropriate Lender” means, at any time, with respect to the Revolving Credit Facility or the Incremental Revolving Loan Facility, a Lender that has a Commitment with respect to such Facility or holds a Revolving Credit Loan or an Incremental Revolving Loan, respectively, at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean Manufacturers and Traders Trust Company, in its capacity as lead arranger and bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2026, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Consolidated Group, including the notes thereto.

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the effective date of termination of the Revolving Credit Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans in accordance with the terms of this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, including any overnight or daily tenor, in each case, as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, in each case, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the corresponding Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” or “SOFR Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of any “breakage” provisions and other technical, administrative or operational matters) that the Administrative Agent decides, in a manner that is consistent with similarly situated borrowers for similarly situated credit facilities, are appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines, in a manner that is consistent with similarly situated borrowers for similarly situated credit facilities, that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides, in a manner that is consistent with similarly situated borrowers for similarly situated credit facilities, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (A) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clause (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the preamble.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a Revolving Credit Borrowing.

“Borrowing Base” means, as of any date of determination, an amount equal to the lesser of:

(a)Sixty percent (60%) of the Total Unencumbered Value of all Borrowing Base Properties as of such date, calculated after giving effect to the following exclusions:

(i)Single Property Concentration: to the extent the value of any single Unencumbered Property constitutes more than twenty percent (20%) of the Total Unencumbered Value, the value of such Unencumbered Property in excess of such twenty percent (20%) threshold shall be excluded;

(ii)Single Tenant Concentration: to the extent the sum of the value of any single tenant’s Unencumbered Properties constitutes more than twenty percent (20%) of the Total

Unencumbered Value, the value of such tenant’s Unencumbered Properties in excess of such twenty percent (20%) threshold shall be excluded; provided that this clause (ii) shall not apply to tenants rated “AA” (or equivalent) or higher by any nationally recognized rating agency;

(iii)MSA Concentration: to the extent the Borrowing Base NOI attributable to Unencumbered Properties located in any single metropolitan statistical area exceeds twenty percent (20%) of the aggregate Borrowing Base NOI for all Borrowing Base Properties, the value of such excess Unencumbered Properties shall be excluded;

(iv)Dark Investment Grade Property Concentration: the value of Dark Investment Grade Properties in excess of ten percent (10%) of the Total Unencumbered Value shall be excluded; and

(v)Aggregate Concentration Cap: to the extent the aggregate value of exclusions that would be required under clauses (i) through (iv) above constitutes more than thirty percent (30%) of the Total Unencumbered Value, the value of Unencumbered Properties giving rise to such excess above thirty percent (30%) shall be excluded; and

(b)The maximum principal amount of Revolving Credit Loans that, after giving effect to such outstanding amount, would not cause the Implied Debt Service Coverage Ratio to be less than 1.65 to 1.00.

For the avoidance of doubt, the Borrowing Base shall not include (x) any Borrowing Base Property that is not a Dark Investment Grade Property and in which none of the tenant or a permitted assignee or permitted sublessee of tenant is operating at such property (i.e., a dark property other than a Dark Investment Grade Property), or (y) any Borrowing Base Property in which fixed rent or any other material monetary obligation of the tenant thereunder (including, but not limited to, rent that is not fixed) is more than ninety (90) days past due. Each Borrowing Base Property Report shall set forth a calculation of the Borrowing Base as of the date of such report in accordance with this definition.

“Borrowing Base NOI” means for Borrowing Base Properties that have been owned for four full fiscal quarters or longer, the Adjusted Net Operating Income from such Borrowing Base Property for the trailing four fiscal quarters minus the Annual Capital Expenditure Adjustment with respect to such Borrowing Base Property. For Borrowing Base Properties that have been owned for at least one full fiscal quarter but less than four full fiscal quarters, the Adjusted Net Operating Income from such Borrowing Base Property for the most recent trailing fiscal quarter, multiplied by four minus the Annual Capital Expenditure Adjustment with respect to such Borrowing Base Property. For Borrowing Base Properties that have not been owned for at least one full fiscal quarter, underwritten Adjusted Net Operating Income used to acquire such Borrowing Base Property from such Borrowing Base Property minus the Annual Capital Expenditure Adjustment with respect to such Borrowing Base Property. For the avoidance of doubt, the Adjusted Net Operating Income of a real property asset that is sold by a Person within the fiscal quarter will be excluded in calculating Borrowing Base NOI. Income from major tenants in bankruptcy will be excluded from the calculation to the extent the relevant leases have been rejected pursuant to such bankruptcy proceedings.

“Borrowing Base Property(ies)” means Eligible Real Estate that meets the criteria set forth in Section 5.02 that has been approved as a Borrowing Base Property hereunder, such approval or denial of approval to be provided by Administrative Agent, in writing, within ten (10) Business Days of Borrower’s submission of all requirements required pursuant to this Agreement, and as to which all documents and due diligence required hereunder has been submitted (or expressly waived by Administrative Agent in writing), and as applicable, executed and approved, provided, that the Eligible Real Estate of any Subsidiary Guarantor released pursuant to Section 5.03 hereof or which ceases to be Eligible Real Estate shall automatically cease to be a Borrowing Base Property. For the avoidance of doubt, The City of New York Office Property shall be a Borrowing Base Property as of the Closing Date.

“Borrowing Base Property Report” means a report in substantially the form of Exhibit H (or such other form reasonably approved by Administrative Agent) certified by a Responsible Officer of Borrower.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close and (ii) if such day relates to a determination with respect to a SOFR Loan or any other calculation or determination involving Term SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capitalization Rate” means 7.00% for industrial properties and 7.25% for all other property types.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Consolidated Group free and clear of all Liens:

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than three hundred sixty (360) days from the date of acquisition thereof;

(c)commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, or at least “F-

1” (or the then equivalent grade) by Fitch, in each case with maturities of not more than three hundred sixty (360) days from the date of acquisition thereof; and

(d)Investments, classified in accordance with GAAP as current assets of the Consolidated Group, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Casualty” means, with respect to any Borrowing Base Property, such Borrowing Base Property shall be damaged or destroyed, in whole or in any material part, by fire or other casualty.

“CECL” means the Current Expected Credit Loss methodology adopted by the Financial Accounting Standards Board under ASC Topic 326, requiring entities to estimate and record lifetime expected credit losses on financial instruments at the time of origination or acquisition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events occurring after the date hereof by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) the Borrower shall cease to own, directly or indirectly, one hundred percent (100%) or such lesser percent as may be permitted hereunder of the Equity Interests of any Guarantor that is a Subsidiary of Borrower, free and clear of any Liens (other than Permitted Liens), unless Borrower removes the Borrowing Base Property owned by such Guarantor as a Borrowing Base Property in accordance with Section 5.03.

“Class” when used in reference to any Loan or Borrowing, shall mean whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or any tranche of Incremental Revolving Loans and when used in reference to any Commitment, shall mean whether such Commitment is a Revolving Commitment or a commitment for any tranche of Incremental Revolving Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986 as amended and as it may be further amended from time to time.

“Collateral” means all of the Equity Interests in all Subsidiaries that are also Guarantors now existing and hereinafter acquired or formed (and for so long as such Subsidiaries remain Guarantors), including, without limitation, all stock certificates and stock powers, and all other property, rights and interests of the Loan Parties which are subject to the security interests created by the Security Documents.

“Commitment(s)” means a Revolving Credit Commitment or a commitment for any Class of Incremental Revolving Loans, or any combination thereof (as the context may require).

“Commitment Increase” has the meaning specified in Section 2.14(a).

“Committed Loan Notice” means a notice of a (a) Revolving Credit Borrowing, (b) conversion of Loans from one Type to the other, or (c) continuation of SOFR Loans, pursuant to Section 2.02(a) which shall be substantially in the form of Exhibit A or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of Borrower, and which shall specify the applicable Interest Period.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C, as modified from time to time in accordance with this Agreement.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result, in lieu, or in anticipation, of the exercise of the right of condemnation or eminent domain of all or any material part of any Borrowing Base Property, or any material interest therein or material right accruing thereto, including any right of access thereto or any change of grade affecting any Borrowing Base Property or any part thereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) interest expense, (b) provision for taxes based on income, (c) depreciation expense, (d) amortization expense, (e) unusual or non-recurring charges, expenses or losses, (f) non-cash charges, expenses or losses (including CECL reserves and provisions), and (g) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period) and (h) adjustments as a result of the straight lining of rents, minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) unusual or non-recurring gains and non-cash income, (ii) any other non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period) and (iii) any gains realized from the disposition of property outside of the ordinary course of business, all as determined on a consolidated basis.

“Consolidated Group” means the Borrower and any of its Subsidiaries to the extent such Subsidiaries are consolidated with the Borrower as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis; provided that there shall be excluded (a) the income (or deficit) of any person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Consolidated Net Operating Income” means, for any period, the aggregate net operating income of the Consolidated Group from all real property assets, calculated as the base rent of all applicable properties (exclusive of any rental income from any leases to major tenants in any bankruptcy proceedings, to the extent the relevant leases have been rejected pursuant to such bankruptcy proceedings during the subject period) less operating expenses.

“Consolidated Party” means the Borrower and each of its Subsidiaries.

“Construction in Progress” means any real property owned by the Consolidated Group on which construction, development, or substantial renovation work is actively being performed and which has not yet been completed and placed into service for its intended use, including any such property for which a certificate of occupancy (or equivalent permit, including a temporary certificate of occupancy or local equivalent) has not yet been issued with respect to such construction, development, or renovation.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power (which may include, without limitation, the right to vote on major decisions with respect to a Person), by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 11.23.

“Credit Extension” means a Borrowing.

“Customary Recourse Exceptions” means, with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication, or misappropriation of cash, waste, gross negligence or willful misconduct, environmental claims and liabilities, prohibited transfers, violations of single-purpose entity covenants, voluntary or involuntary insolvency proceedings, obligations for completion or cost overruns and/or carry obligations in connection with construction related activities, unpaid real estate taxes and/or unpaid insurance premiums and other circumstances from time to time customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financing of real property.

“Dark Investment Grade Property” means a Borrowing Base Property that is a single-tenant property in which the tenant has ceased operating at such property, but: (a) the applicable lease remains in full force and effect and has not been rejected or terminated in any bankruptcy or insolvency proceeding; (b) all fixed rent and other monetary obligations of the tenant under such lease (including, but not limited to, rent that is not fixed) are current (not more than thirty (30) days past due), and (c) the tenant is a Person with an Investment Grade Rating or the tenant’s obligations under such lease are guaranteed by a Person with an Investment Grade Rating.

“Dark Major Tenant” means a major tenant at a property that has ceased operating at such property (has “gone dark”) but continues to pay rent under its lease.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, an interest rate equal to (i) the ABR plus (ii) the highest Applicable Rate applicable to ABR Loans plus (iii) three percent (3%) per annum; provided, however, that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including the highest Applicable Rate) otherwise applicable to such Loan plus three percent (3%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of any Loan to be made by such Lender pursuant to the terms of this Agreement within two (2) Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower and each other Lender promptly following such determination.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two (2) or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 11.17.

“Electronic Record” has the meaning specified in Section 11.17.

“Electronic Signature” has the meaning specified in Section 11.17.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (iv) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Properties” means Real Estate that: (a) is one hundred percent (100%) fee owned directly by the Borrower or directly by a Guarantor or is leased pursuant to an Acceptable Ground

Lease; provided the Agent must approve the ground lease if the NOI from properties subject to a ground lease exceeds 20% of the NOI of the Borrowing Base (such approval not to be unreasonably withheld, conditioned, or delayed); (b) is located in the United States (including the District of Columbia); (c) is not subject to any Liens other than Permitted Liens and the owner thereof has the power to (i) provide a negative pledge and (ii) agree not to guarantee or otherwise become liable for any Indebtedness other than the Obligations; (d) if such property is a single tenant property, it is one hundred percent (100%) occupied (i.e. no dark tenant properties), (e) is a retail property (for the purpose of illustration, retail properties include restaurants, theaters, and gyms) or an industrial property (for the purpose of illustration, industrial properties include manufacturing and distribution facilities) or is an Other Property Type (subject to the Other Property Cap at all times); it being agreed that no Lender consent shall be required for inclusion within the Other Property Cap;  provided that Administrative Agent may exclude any such property if Administrative Agent determines that there is a commercially reasonable basis for doing so; (f) is not subject to any material environmental conditions, title defects, or structural defects; (g) is not, on the date the eligibility of such Real Estate to initially become a Borrowing Base Property is being determined, subject to any leases that are in payment default or bankruptcy default after giving effect to any notice or cure periods set forth therein; provided that, in the case of multi-tenant properties, the qualification in this clause (g) shall be limited to leases of anchor tenants in such payment default or bankruptcy default; and (h) is insured in accordance with the requirements under the loan documents.  Notwithstanding the foregoing, The City of New York Office Property shall be included in the Borrowing Base as of the Closing Date, and shall be excluded from the Other Property Cap, and shall continue to be excluded from the Other Property Cap so long as none of The City of New York Office Property Removal Conditions has occurred.

“Eligible Real Estate” means each parcel of Real Estate which is or will be upon its acquisition Wholly-Owned by the Borrower or a Subsidiary Guarantor and as to which all of the representations set forth in Section 5.02 of this Agreement concerning a Borrowing Base Property are true and correct in all material respects and otherwise meets the requirements as reasonably determined by the Administrative Agent.

“Eligible Real Estate Qualification Documents” has the meaning set forth in Schedule 1.01 attached hereto.

“Encumbered Properties” means all real property assets of the Borrower and its Subsidiaries that are subject to a Lien (other than Permitted Liens) securing Indebtedness.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any written claim, demand, obligation, cause of action or any order, violation or damages (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party resulting from (a) a violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of any applicable Environmental Law, (c) exposure to any Hazardous Materials in violation of any applicable Environmental Law, (d) Release or threatened Release of any Hazardous Materials in violation of any applicable Environmental Law or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Percentage” means, with respect to any Unconsolidated Affiliate or non-Wholly Owned Subsidiary of the Borrower, the Borrower’s direct or indirect percentage ownership interest in such entity (expressed as a decimal), as reflected in the Organization Documents of such Unconsolidated Affiliate or non-Wholly Owned Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; or (i) a failure by Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Erroneous Payment” has the meaning assigned to it in Section 10.11(a). “Erroneous Payment Notice” has the meaning assigned to it in Section 10.11(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.06(b)), or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.

“Facility” means any Incremental Revolving Facility or the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Manufacturers and Traders Trust Company on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement of even date, among Borrower, Administrative Agent and the Arranger.

“First Extended Maturity Date” means with respect to the Revolving Credit Facility, December 31, 2030.

“Fixed Charges” means, for the Consolidated Group for any period, the sum (without duplication) of (a) Interest Expense, plus (b) scheduled principal payments on account of Indebtedness of the Consolidated Group (including, for purposes hereof, scheduled reductions in commitments, but excluding any regularly scheduled principal payments on any Indebtedness which pays such Indebtedness in full, but only to the extent that the amount of such final payment is greater than the scheduled principal payment immediately preceding such final payment) plus (c) any preferred dividends distributed over such period, and (d) the principal payment on any Capital Lease obligations of Borrower and its Subsidiaries; and including, without duplication, the sum of items (a) through (d), above, of Borrower’s Unconsolidated Affiliates and Subsidiaries of Borrower that are not Wholly Owned Subsidiaries.

“Floor” shall mean a rate of interest equal to 0%.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) all existing and future direct and indirect subsidiaries of the Borrower that own a Borrowing Base Property, and each other Subsidiary of Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.03 and (b) with respect to the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, Borrower.

“Guaranty” means, collectively, any Guaranty made by the Guarantors in favor of Administrative Agent, and the Lenders, substantially in the form of Exhibit E-1 or E-2, as applicable, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.03.

“Hazardous Materials” has the meaning set forth in the Indemnity Agreement.

“Increase Effective Date” has the meaning assigned to such term in Section 2.14.

“Incremental Revolving Lender” means, at any time, any Lender that has an Incremental Revolving Loan Commitment or holds Incremental Revolving Loans at such time.

“Incremental Revolving Loan” has the meaning assigned to such term in Section 2.14(a).

“Incremental Revolving Loan Amendment” has the meaning assigned to such term in Section 2.14(f).

“Incremental Revolving Loan Commitment” has the meaning assigned to such term in Section 2.14(a).

“Incremental Revolving Loan Facility” means, at any time, the sum of the unfunded Incremental Revolving Loan Commitments of any tranche plus the aggregate principal amount of the Incremental Revolving Loans of such tranche outstanding at such time. Unless otherwise specified herein, each tranche of Incremental Revolving Loan Commitments or Incremental Revolving Loans shall constitute a separate Incremental Revolving Facility.

“Incremental Revolving Note” means a promissory note made by Borrower in favor of an Incremental Revolving Lender evidencing Incremental Revolving Loans made by such Incremental Revolving Lender, substantially in the form of Exhibit B-1.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than ninety (90) days after the date on which such trade account was created);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)all Guarantees of such Person in respect of any of the foregoing (excluding Guarantees of Customary Recourse Exceptions).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent the terms of such Indebtedness expressly provide that such Person is not personally liable therefor pursuant to the express terms thereof or applicable law. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Indemnity Agreement” means the Environmental Indemnity Agreement, if any, executed by the Borrower and/or applicable Loan Parties in favor of the Administrative Agent for the benefit of the Lenders in connection with this Agreement.

“Information” has the meaning specified in Section 11.07.

“Initial Maturity Date” means December 31, 2029.

“Interest Expense” means, for the Consolidated Group for any period, determined in accordance with GAAP, an amount equal to interest (whether accrued or paid) actually payable (without duplication) excluding non-cash interest expense but including capitalized interest (less capitalized interest not paid to third parties) not funded under a construction loan by the Borrower or any of its Subsidiaries, together with the interest portion of payments on Capitalized Lease Obligations and including (without duplication) the Equity Percentage of interest expense actually payable by the Borrower’s Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly-Owned Subsidiaries, on their Indebtedness.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each calendar month (in arrears) and the Maturity Date, and (b) with respect to any SOFR Loan, the first Business Day of each calendar month (in arrears) following the commencement of the applicable Interest Period and the Maturity Date; provided that if any Interest Period for a SOFR Loan exceeds one month, the respective first Business Days of each calendar month occurring during such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, with respect to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the numerically corresponding day in the calendar month that is one (1) month thereafter (in each case, subject to the availability of the applicable Available Tenor); provided that: (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, or the real property of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade” means with respect to a Person that such Person has a long term unsecured senior, non-credit enhanced debt rating of at least Baa3 by Moody’s or BBB- by S&P (or an equivalent rating by any successor rating agency) with a stable outlook or better.

“Investment Grade Rating” means a rating of BBB- or higher by Standard & Poor’s, Baa3 or higher by Moody’s, or BBB- or higher by Fitch (or any equivalent rating by any successor rating agency).

“Implied Debt Service” means the amount calculated using a hypothetical principal and interest amortization schedule using the Facility amount, a 30-year amortization period, and a hypothetical interest rate equal to the greatest of: (i) the actual interest rate then applicable under the Facility, (ii) the 10-year treasury rate plus 2.50%, or (iii) 6.25%.

“Implied Debt Service Coverage Ratio” means, as of any date of determination, the ratio of total Borrowing Base NOI to Implied Debt Service.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” shall mean a Joinder Agreement with respect to the Guaranty to be executed by any Additional Guarantor, a form of which is attached as Exhibit I.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph hereto and includes each Revolving Credit Lender and Incremental Revolving Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property (in each case, which materially affects the value of such real property, but excluding for such purpose utility easements, REA agreements (i.e. reciprocal easements for access and similar type agreements that do not impact the marketability or value of such real property) and similar items in the ordinary course of business of real estate ownership) which, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower under Article 2 in the form of a Revolving Credit Loan or any Incremental Revolving Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Security Documents (d) any agreement creating or perfecting rights in cash collateral, (e) the Guaranty, (f) the Fee Letter, and (g) the Indemnity Agreement.

“Loan Parties” means, collectively, Borrower, each Subsidiary Guarantor and Additional Subsidiary Guarantor.

“Management Agreement” shall mean any management agreement pursuant to which a Qualified Manager is managing the Borrowing Base Properties in accordance with the terms and provisions of this Agreement, if applicable.

“Manager” shall mean any Qualified Manager that is engaged to manage the Borrowing Base Properties in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Consolidated Group, taken as a whole, or Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their material obligations under any Loan Document to which any Loan Party is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each Contractual Obligation to which such Person is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect.

“Material Environmental Event” means, with respect to any Borrowing Base Property, (a) a violation of any applicable Environmental Law with respect to such Borrowing Base Property, or (b) the presence of any Hazardous Materials on, about, or under such Borrowing Base Property that, under or pursuant to any applicable Environmental Law, would require remediation, if in the case of either clause (a) or (b), such event or circumstance would reasonably be expected to have a Material Adverse Effect or result in a Material Property Event.

“Material Property Event” means, with respect to any Borrowing Base Property, the occurrence of any material, adverse event or circumstance occurring or arising after the date of this Agreement that would reasonably be expected to result in actual, out-of-pocket cost or expense to Borrower or a Subsidiary Guarantor(s) in excess of $5,000,000.00 in the aggregate with all such events or circumstances for Borrower and any Subsidiary Guarantors, which is not covered by insurance.

“Material Title Defects” means, with respect to any Borrowing Base Property, defects, Liens (other than Permitted Liens), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the value or operations of such Borrowing Base Property, would prevent such Borrowing Base Property from being used substantially in the manner in which it is currently being used, or would reasonably be expected to result in a violation of any Law which would reasonably be expected to result in a Material Property Event).

“Maturity Date” means (i) if the Initial Maturity Date is not extended to the First Extended Maturity Date pursuant to Section 2.13, then the Initial Maturity Date, and (ii) if the Initial Maturity Date is extended to the First Extended Maturity Date pursuant to Section 2.13, then the First Extended Maturity Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Availability” means, at any time of determination, the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto. “MSA” means metropolitan statistical area.

“Mortgage Receivables” means promissory notes or other debt obligations held by the Consolidated Group that are secured by a mortgage, deed of trust, or other first-priority lien on real property, in each case originated or acquired by a member of the Consolidated Group in the ordinary course of business, including, without limitation, purchase money financing extended to purchasers so long as it is secured by a mortgage, deed of trust, or other first-priority lien on real property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Negative Pledge” means a provision of any agreement (other than this Agreement or any other Loan Document) that prohibits the creation of any Lien on any assets of a Person.

“New Unencumbered Property” means any Unencumbered Property that has been owned by the Consolidated Group for less than four full fiscal quarters.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Credit Note or an Incremental Revolving Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Property Cap” means the aggregate value of all Real Estate classified as an Other Property Type at no time may exceed 5% the Total Unencumbered Value.

“Other Property Type” means any income producing real property types (excluding land and properties under construction or development) other than retail property (which includes, but is not limited to restaurants, theaters, and gyms) or industrial property (which includes, but is not limited to manufacturing and distribution properties) may be included so long as (x) such properties are cash flowing with positive NOI, (y) such Real Estate otherwise satisfy the Eligibility Criteria, and (z) the Other Property Cap is maintained after inclusion of the Other Property Type into the Borrowing Base.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06(b)).

“Outstanding Amount” means with respect to Revolving Credit Loans and Incremental Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Credit Loans and Incremental Revolving Loans, as the case may be, occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by Borrower and any ERISA

Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means the Liens permitted under Section 8.01; provided, that “Permitted Liens” as it applies within this Agreement generally shall be read in conjunction with Section 8.01 to only allow for Liens in respect of the Consolidated Party or Loan Party to which such provisions are intended to apply.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of Borrower or any ERISA Affiliate or any such Plan to which Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means the agreement of a Person to pledge ownership of Equity Interests as security for the Obligations, including, but not limited to, that certain Omnibus Ownership Interests Pledge and Security Agreement dated as of the date hereof made by Borrower in favor of Administrative Agent on behalf of the Lenders, as the same may be modified, amended, supplemented, restated or replaced from time to time.

“Prior Credit Agreement” means that certain Third Amended and Restated Loan Agreement dated November 9, 2016, as amended by that certain First Amendment to Third Amended and Restated Loan Agreement and Other Loan Documents dated as of July 1, 2019, that certain Second Amendment to Third Amended and Restated Loan Agreement and Other Loan Documents dated as of July 8, 2020, and that certain Third Amendment to Third Amended and Restated Loan Agreement and Other Loan Documents dated as of March 3, 2021, as further amended, extended and/or supplemented to date, among Borrower, Administrative Agent, and certain other lender(s) party thereto.

“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Incremental Revolving Loan, as applicable), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Incremental Revolving Loans, as applicable, of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Incremental Revolving Loan and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and Incremental Revolving Loans.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified Manager” means any of the following: (a) any reputable property manager having at least five (5) years’ experience in the management of commercial real estate properties, or (b) any other property manager reasonably approved by Administrative Agent.

“Real Estate” means individually and collectively, as the context requires, all real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower and which is located in the United States of America or the District of Columbia.

“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Redevelopment” shall mean any Property (a) for which the Consolidated Group are actively pursuing major renovation, or expansion of such Property where “actively pursuing” shall include, but shall not be limited to, formal notice to proceed with general contractor. Notwithstanding the foregoing, capital expenditures and tenant improvements in a previously constructed Property shall not be considered Redevelopment and with respect to any existing Property only the major renovation or expansion portion of such Property shall be considered as Redevelopment.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (a) if such Benchmark is Term SOFR, then the time approximately two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period, as determined by the Administrative Agent in a manner substantially consistent with market practice, and (b) if such Benchmark is not Term SOFR, then the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.

“Register” has the meaning specified in Section 11.06(c).

“REIT” means a “real estate investment trust” in accordance with Section 856 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any material release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Management Agreement” shall mean a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Administrative Agent in form and substance, and an assignment of management agreement and subordination of management fees in the form then used by Administrative Agent (or of such other form and substance reasonably acceptable to Administrative Agent), executed and delivered to Administrative Agent by Borrower and such Qualified Manager at Borrower’s expense.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, (i) if there is only one Lender, such Lender, (ii) if there are two unaffiliated Lenders, both Lenders, and (iii) if there are three or more unaffiliated Lenders, two or more unaffiliated Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Facility at such time; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, (i) if there are two (2) Revolving Credit Lenders, both Revolving Credit Lenders, (ii) if there are at least three (3) Revolving Credit Lenders, Revolving Credit Lenders holding at least fifty-one percent (51%) of the sum of the (a) Total Revolving Credit Outstandings and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the fund manager, chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01 the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-2.

“S&P” means S&P Global Ratings, a subsidiary of S&P Global, Inc., and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Secured Indebtedness” means, for any Person as of any date, Indebtedness of such Person that is secured by a Lien (other than Permitted Liens).

“Security Documents” means collectively, the Joinder Agreements, the Pledge Agreement, each Guaranty, UCC-1 financing statements and any further collateral security agreements or assignments to the Administrative Agent for the benefit of the Lenders to secure the Obligations and any Swap Obligations, including a collateral assignment of any Swap Contract entered into with respect to the Obligations.

“SOFR” or “SOFR Rate” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day as published by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to any “keepwell, support or other agreement”).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantors” means each of the entities identified on Schedule SG hereto and any Additional Subsidiary Guarantor.

“Subsidiary Guaranty(ies)” means the Subsidiary Guaranty made by each Subsidiary Guarantor and any Additional Subsidiary Guarantor in favor of the Administrative Agent and the Lenders, as the same may be modified or amended.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc.,

any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means, for the Consolidated Group as of any date, (a) Total Asset Value, minus (b) all liabilities in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, with respect to any SOFR Loan for any Interest Period, the greater of (a) the forward-looking term rate for a period comparable to such Interest Period based on SOFR that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Lender in its reasonable discretion in a manner substantially consistent with market practice and (b) the Floor.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“The City Of New York Office Property” means the office property located at 300 Gold Street in Brooklyn NY leased by The City of New York which is a Closing Date Borrowing Base Property provided that none of The City of New York Office Property Removal Conditions have occurred.

“The City of New York Office Property Removal Conditions” means, the occurrence of any one of the following events with respect to The City of New York Property: (a) the New York City Tenant loses its Investment Grade Rating (i.e. a rating of at least BBB- or Baa3), (b) the New York City Tenant terminates its lease, or (c) the New York City Tenant vacates the property.

“The New York City Tenant” means The City of New York which is a tenant at The City of New York Office Property.

“Threshold Amount” means $5,000,000.

“Total Asset Value” means at any time for the Consolidated Group, without duplication, the sum of the following: (a) an amount equal to (1) Consolidated Net Operating Income for the most recently ended four fiscal quarters from all real property assets owned by the Consolidated Group for four full fiscal quarters or longer (which amount for each individual real property asset as well as the aggregate amount for all real property assets shall not be less than zero) divided by (2) the Capitalization Rate, plus (b) the aggregate acquisition cost of all owned real property assets acquired by the Consolidated Group during the then most recently ended period of four fiscal quarters, plus (c) Total Cash, plus (d) the value of Mortgage Receivables owned by the Consolidated Group, in each case that are not more than ninety (90) days past due determined in accordance with GAAP and are not with an obligor subject to a bankruptcy or insolvency proceeding; provided that if the Total Asset Value attributable to Mortgage Receivables accounts for more than 10% of Total Asset Value, the amount of Mortgage Receivables that exceeds such limit shall be deducted from Total Asset Value, plus (e) the aggregate undepreciated book value of all Unimproved Land and Construction in Progress owned by the Consolidated Group; provided that if the Total Asset Value attributable to Unimproved Land and Construction in Progress accounts for more than 5% of Total Asset Value, the amount of Unimproved Land and Construction in Progress that exceeds such limit shall be deducted from Total Asset Value, plus (f) the Consolidated Group Pro Rata Share of the foregoing items and components attributable to interests in Unconsolidated Affiliates; provided that if the Total Asset Value attributable to Unconsolidated Affiliates accounts for more than 15% of Total Asset Value, the amount of Unconsolidated Affiliates that exceeds such limit shall be deducted from Total Asset Value; provided, further, that, to the extent that Total Asset Value attributable to investments in Mortgage Receivables, Unimproved Land, Construction in Progress and Unconsolidated Affiliates accounts for more than 25% of Total Asset Value, in the aggregate, the amount that exceeds such limit shall be deducted from Total Asset Value. No more than 5% of the Total Asset Value can be attributed to properties with a Dark Major Tenant.

“Total Cash” means, at any time, an amount equal to all cash and Cash Equivalents of the Consolidated Group.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Total Outstandings of such Lender at such time.

“Total Debt” means, as of any date of determination, Total Indebtedness of the Consolidated Group determined on a consolidated basis.

“Total Indebtedness” means, as of any date of determination, the sum of (a) all Indebtedness of the Consolidated Group determined on a consolidated basis and (b) without duplication, the Consolidated Group’s pro rata share of Indebtedness attributable to Equity Interests in Unconsolidated Affiliates and Subsidiaries of the Borrower that are not Wholly-Owned Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans.

“Total Secured Debt” means all Indebtedness of the Borrower, the Guarantors and their respective Subsidiaries attributable to their Encumbered Properties.

“Total Unencumbered Value” means the sum of: (i) for any Unencumbered Properties or New Unencumbered Properties that are currently operating and primarily used for industrial use and are legally zoned to be so used, the value of the applicable Unencumbered Properties (other than applicable New Unencumbered Properties), calculated by capitalizing the Adjusted Net Operating Income thereof at the Capitalization Rate applicable to industrial properties, plus the value of the applicable New Unencumbered Properties calculated at the higher of (A) the capitalization of the Adjusted Net Operating Income thereof at the Capitalization Rate applicable to industrial properties, or (B) the purchase price thereof; provided, however, that such applicable Unencumbered Property must be improved and have positive cash flow; and (ii) for any Unencumbered Properties or New Unencumbered Properties that are currently operated and primarily used for retail or other use and are legally zoned to be so used, the value of the applicable Unencumbered Properties (other than applicable New Unencumbered Properties), calculated by capitalizing the Adjusted Net Operating Income thereof at the Capitalization Rate applicable to all such other property types, plus the value of the applicable New Unencumbered Properties calculated at the higher of (A) the capitalization of the Adjusted Net Operating Income thereof at the Capitalization Rate applicable to all such other property types, or (B) the purchase price thereof; provided, however, that such applicable Unencumbered Property must be improved and have positive cash flow.

“Type” means, with respect to a Loan, its character as an ABR Loan or a SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means an Affiliate of Borrower whose financial statements are not required to be consolidated with the financial statement of Borrower in accordance with GAAP.

“Unencumbered Property” means any Borrowing Base Property that is not subject to any Lien (other than Permitted Liens) securing Indebtedness.

“Unimproved Land” means any parcel of real property owned by the Consolidated Group on which no improvements have been constructed, or on which the existing improvements have been demolished or are otherwise not operational, and which is being held for future development.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Wholly-Owned” means, with respect to the ownership by any Person of any Real Estate, that one hundred percent (100%) of the title to such Real Estate is held directly or indirectly by, or one hundred percent (100%) of such Real Estate is leased pursuant to an Acceptable Ground Lease directly or indirectly by, such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled by such Person.

“Withholding Agent” means the Loan Parties and Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) upon the execution of a Joinder Agreement by any Additional Subsidiary Guarantor, Schedule SG shall be automatically updated to reflect such joinder.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03Accounting Terms.

(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed or expressly permitted herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Consolidated Group shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes.

(c)Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Consolidated Group or to the determination of any amount for the Consolidated Group on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day; Rates. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the ABR, the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the ABR, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the ABR, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the ABR or the Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.06Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.07Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan” or “Incremental Revolving Loan”) or by Type (e.g. “SOFR Loan” or “ABR Loan”) or by Class and Type (e.g. “Revolving SOFR Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “SOFR Borrowing”) or by Class and Type (e.g. “Revolving SOFR Borrowing”).

1.08No Novation. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Prior Credit Agreement shall be and hereby are superseded in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation, payment and reborrowing or termination of the “Obligations” (as defined in the Prior Credit Agreement). All “Loans” made and “Obligations” incurred under the Prior Credit Agreement which are outstanding on the Closing Date, if any, shall continue as, and shall constitute, Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents. As soon as reasonably practicable after Administrative Agent’s receipt of the Notes required by this Agreement, all prior notes then held pursuant to such Prior Credit Agreement shall be returned to Borrower either by Administrative Agent or by the applicable lender, marked “Canceled” or “Substituted” as circumstances warrant.

2.THE COMMITMENTS AND CREDIT EXTENSIONS.

2.01The Loans.

(a)[Reserved].

(b)The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the Revolving Credit Exposure of each Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment and (iii) the Total Outstandings shall not exceed the Maximum Availability. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section, prepay under Section 2.04, and reborrow under this Section. Revolving Credit Loans may be ABR Loans or SOFR Loans, as further provided herein.

2.02Borrowings, Conversions and Continuations of Loans.

(a)Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by a Committed Loan Notice. Each such Committed Loan Notice must be received by Administrative Agent not later than 11:00 a.m. (A) two (2) U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to ABR Loans, and (B) on the requested date of any Borrowing of ABR Loans. Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof (or if the amount to be converted or then-available Commitments are less, then such lesser amount). Each Borrowing of or conversion to ABR Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof (or if the amount to be converted or then-available Commitments are less, then such lesser amount). Each Committed Loan Notice shall specify (1) whether Borrower is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of SOFR Loans, (2) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Loans to be borrowed, converted or continued, (4) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (5) if applicable, the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Committed Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be continued as a SOFR Loan with an Interest Period of one month. If Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Revolving Credit Facility of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation of SOFR Loans described in Section 2.02(a). In the case of a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice, in accordance with the terms thereof. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Manufacturers and Traders Trust Company with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower.

(c)Intentionally Omitted.

(d)Intentionally Omitted.

(e)Intentionally Omitted.

(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing extension, loan modification or similar transaction permitted by the terms of this Agreement pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent, and such Lender.

2.03Intentionally Omitted.

2.04Prepayments.

(a)Optional. Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty (other than any breakage costs associated with SOFR Borrowings); provided that (A) such notice must be in a form acceptable to Administrative Agent and be received by Administrative Agent not later than 11:00 a.m. (1) two (2) Business Days prior to any date of prepayment of SOFR Loans and (2) on the date of prepayment of ABR Loans; (B) any prepayment of SOFR Loans shall be in a principal amount of $100,000 or a whole multiple thereof (unless the aggregate outstanding principal amount thereof is less, in which case such lesser amount); and (C) any prepayment of ABR Loans shall be in a principal amount of $100,000 or a whole multiple thereof (unless the aggregate outstanding principal amount thereof is less, in which case such lesser amount). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Revolving Credit Facility). If such notice is given by Borrower, Borrower may revoke such notice at any time without penalty. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)Mandatory.

(i)Borrowing Base Excess. If for any reason (A) the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, or (B) the Total Outstandings at any time exceed the Maximum Availability then in effect, Borrower shall within three (3) Business Days prepay Revolving Credit Loans in an aggregate amount equal to such excess, without notice or demand, and without any penalty or fee (other than any breakage costs associated with SOFR rate borrowings pursuant to Section 3.05).

(ii)Property Sale, Mortgage, or Refinancing. Within three (3) Business Days of Borrower’s or any Guarantor’s receipt of the net proceeds of any sale, mortgage, or refinancing of any Property for which proceeds of the Revolving Credit Facility were used to purchase or refinance such Property, Borrower shall prepay the Revolving Credit Loans in an amount equal to the lesser of: (A) such net proceeds; and (B) the aggregate principal amount of all Revolving Credit Loans then outstanding. Provided, however, that no such mandatory prepayment shall be required if proceeds of the Revolving Credit Facility were not used to purchase or refinance the Property in question, and if applicable, then Borrower shall deliver to Administrative Agent a certificate of a Responsible Officer certifying that no proceeds of the Revolving Credit Facility were used in connection with the applicable Property. As used herein, “net proceeds” means the gross cash proceeds received by Borrower or any Guarantor from such sale, mortgage, or refinancing, less (x) reasonable and documented transaction costs, commissions, and expenses paid to unaffiliated third parties in connection with such transaction (including, without limitation, legal fees and real estate brokerage commissions), (y) amounts required to be applied to repay any first-priority Indebtedness secured by a Lien on such Property, and (z) amounts held back or reserved in such sale or mortgage transaction until released to Borrower or Guarantor.

(iii)Mortgage of Unencumbered Property. Within three (3) Business Days of Borrower’s or any Guarantor’s receipt of the net proceeds of any mortgage placed on any Unencumbered Property (other than a mortgage arising in connection with a transaction described in clause (ii) above), Borrower shall prepay the Revolving Credit Loans in an amount equal to the net proceeds of such mortgage (as defined in clause (ii) above).

2.05Termination or Reduction of Commitments.

(a)Optional. Borrower may, upon notice to Administrative Agent, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility without penalty or premium; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (1) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (2) the Revolving Credit Exposure of each Lender would exceed such Lender’s Revolving Credit Commitment or (3) the Total Outstandings would exceed the Maximum Availability.

(b)Mandatory.

(i)[Reserved].

(c)Application of Commitment Reductions; Payment of Fees. Administrative Agent will promptly notify the Lenders of any termination or reduction of the Revolving Credit Commitment under this Section 2.05. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.06Repayment of Loans.

(a)[Reserved].

(b)Revolving Credit Loans. Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c)Incremental Revolving Loans. Borrower shall repay to the applicable Incremental Revolving Lenders on the Maturity Date for the Incremental Revolving Loan Facility the aggregate principal amount of all Incremental Revolving Loans of the applicable tranche outstanding on such date.

2.07Interest.

(a)Subject to the provisions of Section 2.07(b), (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each ABR Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus the Applicable Rate for such Facility.

(b)If any amount of principal of any Loan is not paid when due (and after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise (excluding voluntary prepayments), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until paid in full.

(i)If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (and after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses 2.07(a) and 2.07(b)(i) above), Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable within three (3) Business Days after demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08Fees.

(a)Unused Fees. For as long as the Commitments remain outstanding, Borrower agrees to pay to Administrative Agent for the ratable account of each Lender a fee (the “Unused Fee”) on the actual average daily unused amount of each Lender’s commitment for the Revolving Credit Facility in an amount equal to (i) twenty-five basis points (0.25%) per annum if usage under the Revolving Credit Facility is equal to or less than 50.0% of the total aggregate Revolving Commitments, and (ii) twenty basis points (0.20%) per annum if usage under the Revolving Credit Facility is greater than 50.0% of the total aggregate Revolving Commitments. The Unused Fee is payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date.

Average Daily Outstanding Balance of the Revolving Commitment:	Per Annum Fee of:

(I) < or = 50%	0.25% of unused Revolving Commitment

(II) > 50%	0.20% of the unused Revolving Commitment

(b)For purposes of computing the Unused Fee, the Revolving Credit Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans of such Lender. Accrued Unused Fees under subsection (a) of this Section 2.08 shall be payable quarterly in arrears on the last day of each March, June, September and December (unless such day is not a Business Day in which case on the next succeeding Business Day), commencing on September 30, 2026, and on the Maturity Date (and, if earlier, the date the Loans shall be repaid in their entirety); provided that Unused Fees shall be prorated for partial quarters and any Unused Fees accruing after the Maturity Date shall be payable within three (3) Business Days after demand, if any.

(c)Other Fees.

(i)Borrower shall pay to the Arranger and Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)Borrower shall pay to the Lenders such fees, including any extension fee, as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09Computation of Interest and Fees. All computations of interest for ABR Loans (including ABR Loans determined by reference to SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Class and Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11Payments Generally; Administrative Agent’s Clawback.

(a)General. All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense (other than the defense of actual prior payment), recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. in New York, New York on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 3:00 p.m. in New York, New York shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount; provided that Administrative Agent shall not make such amount available to Borrower without first providing notice to Borrower that a particular Lender has not funded its share. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to the Borrowing in question. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent (and, if applicable pursuant to the terms hereof, such Lender will also be deemed a Defaulting Lender).

(i)Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the time at which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Appropriate Lenders, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Borrowings then due to such parties.

2.12Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Borrower consents to the foregoing.

2.13Extension of Maturity Date in respect of Credit Facility.

(a)Requests for Extension. Borrower may, by written notice to Administrative Agent (who shall promptly notify the Lenders) not earlier than one hundred twenty (120) days and not later than sixty (60) days prior to the Maturity Date, request that such Maturity Date be extended to the First Extended Maturity Date, and upon satisfaction of the conditions precedent set forth in Section 2.13(b), below, to Administrative Agent’s reasonable satisfaction, the Maturity Date is extended to the First Extended Maturity Date.

(b)Conditions Precedent. As a condition precedent to the extension of the Initial Maturity Date to the First Extended Maturity Date pursuant to this Section:

(i)Borrower shall deliver to Administrative Agent a certificate of each Loan Party (in sufficient copies for each applicable Lender under such Facility) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (B) in the case of Borrower, certifying that, as of the date of the notice described in Section 2.13(a), as of the Maturity Date then in effect for the Facility and after giving effect to such extension, (1) the representations and warranties contained in Article 6 and the other Loan Documents are true and correct in all material respects (without duplication of any materiality standards set forth therein) on and as of the Maturity Date then in effect for the Facility, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality standards set forth therein) as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in Section 6.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and (b) respectively, and except for changes that do not constitute a Default, and (2) no Default exists;

(ii)(A) Upon the reasonable request of any Lender made at least thirty (30) days prior to the Maturity Date then in effect for the Facility, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least ten (10) days prior to the Maturity Date then in effect for the Facility; and (B) at least ten (10) days prior to the Maturity Date then in effect for the Facility, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower; and

(iii)on the Maturity Date then in effect for the Revolving Credit Facility (in the case of an extension of the Maturity Date with respect to the Revolving Credit Facility), Borrower shall pay to Administrative Agent, for the pro rata account of each Lender in accordance with their respective Applicable Percentages, an extension fee equal to 0.15% of the total Revolving Credit Facility amount as of such date, which fee shall, when paid, be fully earned and nonrefundable under any circumstances.

(c)Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 11.01 to the contrary.

2.14Increase in Commitments.

(a)Borrower Request. Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower may from time to time, request an increase in the Revolving Credit Facility (which may consist of no more than three (3) tranches of additional revolving loan commitments (each an “Incremental Revolving Loan Commitment”) to make additional revolving loans (each an “Incremental Revolving Loan”)), by an amount not to exceed $50,000,000.00 in the aggregate (for all such requests, each such increase or additional tranche, a “Commitment Increase”); provided that (i) any such request for a Commitment Increase shall be in a minimum amount of the lesser of (a) $10,000,000 (or such lesser amount as may be approved by the Agent) and (b) the entire remaining amount of Commitment Increases available under the accordion, (ii) Borrower may make a maximum of three (3) such requests, (iii) no Lender shall be required to increase its commitment to facilitate such increase (and no then-Defaulting Lender may elect to participate in any such increase unless approved by Borrower); provided, however, that any Lender shall have the right, in its option, to increase its commitment to facilitate Borrower’s exercise of its Commitment Increase option(s), (iv) no Default or Event of Default shall have occurred and be continuing on the date of such increase and after giving effect to such increase, (v) the representations and warranties made by Borrower in this Agreement and made by each Subsidiary Guarantor in the Guaranty shall be true and correct on the date of such increase and after giving effect to such increase (except for such representations and warranties that by their terms only related only to an earlier date in which case such representations and warranties shall have been true and correct on such earlier date), and (vi) after giving effect to each such Commitment Increase, the aggregate amount of all Commitment Increases shall not exceed $50,000,000.00. At the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice from Borrower to Administrative Agent).

(b)Lender Elections to Increase. Each Lender shall notify Administrative Agent within such time period whether or not it agrees to participate in such Commitment Increase and, if such Lender agrees to participate, whether by an amount equal to, greater than or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to participate in such Commitment Increase. For the avoidance of doubt, no Lender shall be required to assume the Commitment Increase and any Commitment Increase may not include more than two (2) additional Lenders as approved by Borrower in its reasonable discretion.

(c)Notification by Administrative Agent; Additional Lenders. Administrative Agent shall notify Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested Commitment Increase and subject to the approval of Administrative Agent (which approvals shall not be unreasonably withheld, conditioned, or delayed), Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Administrative Agent and its counsel.

(d)Effective Date and Allocations. If the Total Credit Exposure of any Lender is increased in accordance with this Section 2.14, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of each such Commitment Increase. Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such Commitment Increase and the Increase Effective Date.

(e)Conditions to Effectiveness of Increase. As a condition precedent to such Commitment Increase, (i) Borrower shall deliver to Administrative Agent a certificate of Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of Borrower (x) certifying and attaching the resolutions adopted by Borrower approving or consenting to such Commitment Increase, and (y) certifying that, before and after giving effect to such Commitment Increase, (A) the representations and warranties contained in Article 6 and the other Loan Documents are true and correct in all material respects (without duplication of any materiality standards set forth therein) on and as of the Increase Effective Date, other than as a result of changes that do not constitute a Default and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality standards set forth therein) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 7.01 including a pro forma Compliance Certificate, and (B) no Default exists and (ii) (x) upon the reasonable request of any additional Lender made at least five (5) Business Days prior to the Increase Effective Date, Borrower shall have provided to such additional Lender, and such additional Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least three (3) days prior to the Increase Effective Date and (y) at least three (3) days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

(f)Incremental Revolving Loan Amendment. Each Commitment Increase with respect to an additional tranche of Incremental Revolving Loans may be made hereunder pursuant to an amendment or restatement (each, an “Incremental Revolving Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by Borrower, each Incremental Revolving Lender participating in such tranche and the Administrative Agent. Each Incremental Revolving Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.14. All Incremental Revolving Loans (i) shall rank pari passu in right of payment with the Revolving Credit Loans, (ii) shall not mature earlier than the latest then-applicable Maturity Date for any then-existing Revolving Credit Facility or Incremental Revolving Facility (but may have amortization prior to such date, and may, pursuant to the terms of this Agreement, be voluntarily prepaid by Borrower prior to such date), and (iii) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Credit Loans and each other tranche of Incremental Revolving Loans; provided that each tranche of Incremental Revolving Loans may be priced differently than the Revolving Credit Loans and any other tranche of Incremental Revolving Loans in accordance with the applicable Incremental Revolving Loan Amendment. Each applicable Incremental Revolving Lender shall fund the applicable Incremental Revolving Loans in accordance with the requirements of the applicable Incremental Revolving Loan Amendment.

(g)Funding. Borrower shall prepay any Loans outstanding on the Increase Effective Date in accordance with Section 2.04(b) (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Total Credit Exposure of any Lender under this Section, and each Loan Party shall execute and deliver such documents or instruments as Administrative Agent may reasonably require to evidence such increase in the Total Credit Exposure of any Lender and to ratify each such Loan Party’s continuing obligations hereunder and under the other Loan Documents.

(h)Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 11.01 to the contrary.

2.15[Reserved]

2.16Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lender”.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee payable for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

3.TAXES, YIELD PROTECTION AND ILLEGALITY.

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by Borrower. Without limiting or duplicating the provisions of subsection (a) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.

(i)Without duplicating the provisions of subsection (a) or subsection (b) above Borrower shall indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent) or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (y) Administrative Agent and Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and

(z) Administrative Agent and Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent or Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii).

(d)Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section 3.01, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender; provided, however any failure to so provide such documentation shall absolve Borrower and Administrative Agent of any obligation to indemnify such Lender for any Indemnified Taxes resulting from such failure.

(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” Article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” Article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a

U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender or Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to Borrower and Administrative Agent (in the case of a Lender) at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with such Lender’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender and Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(iv)If Administrative Agent is a U.S. Person, it shall deliver to Borrower on or prior to the date on which it becomes Administrative Agent under this Agreement two (2) duly completed copies of Form W-9. If Administrative Agent is not a U.S. Person, it shall provide to Borrower on or prior to the date on which it becomes Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of Borrower): (A) two (2) executed copies of Form W-8ECI with respect to any amounts payable to Administrative Agent for its own account, and (B) two (2) executed copies of Form W-8IMY with respect to any amounts payable to Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with Borrower to be treated as a U.S. Person with respect to such payments (and Borrower and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Recipient, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems in its sole but good faith discretion to be confidential) to Borrower or any other Person.

(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02Illegality. If any Lender determines that any applicable law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender or its applicable lending office to perform any of its obligations hereunder or make, maintain or fund Loans whose interest is determined by reference to Term SOFR or SOFR, or to determine or charge interest rates based upon Term SOFR or SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR

Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or if any Lender may not lawfully continue to maintain such SOFR Loans to such day, then prior to the date same would become unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03Inability to Determine Rates.

(a)Subject to Section 3.03(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at the time, not less than five Business Days after the Administrative Agent has provided notice thereof, which is provided in the applicable amendment implementing such Benchmark Replacement at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has provided notice thereof to the Borrower. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03 will occur prior to the applicable Benchmark Transition Start Date.

(c)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. In connection with the implementation of Term SOFR, the Lenders will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes and (iii) the removal or reinstatement of any tenor of a Benchmark. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “interest period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “interest period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans, and any outstanding affected SOFR Loans shall be converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

3.04Increased Costs.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender (except any such reserve requirement reflected in the Benchmark Replacement); or subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)impose on any Lender any other condition (other than in respect of Taxes) affecting this Agreement or the Loan made by such Lender;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a SOFR Loan or to reduce the amount received or receivable by such Lender (whether of principal, interest or any other amount), then, from time to time, such Lender may provide Borrower (with a copy thereof to Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within ten (10) Business Days after receipt of such notice and demand, Borrower shall pay to such Lender such additional amounts as will compensate such Lender for any such increased costs incurred or reduction suffered, provided that such Lender is also generally imposing similar charges as a result of the same Change in Law on substantially all of its other similar corporate credit clients with similarly situated credit facilities.

(b)Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of materially reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, within ten (10) Business Days after receipt by Borrower of written demand by such Lender as evidenced by delivery of the certificate required by Section 3.04(c) below (with a copy thereof to Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered, provided that such Lender is also generally imposing similar additional compensating amounts as a result of the same Change in Law on substantially all of its other similar corporate credit clients with similarly situated credit facilities.

(c)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error as long as same were made on a reasonable good faith basis as described in such certificate. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Intentionally omitted.

(f)Lender Request for Compensation. A Lender may only request compensation under Section 3.04(a) and/or Section 3.04(b) , if such Lender takes such action in good faith and not on an arbitrary or capricious basis or in a discriminatory manner; provided that, nothing herein requires such Lender to provide any specific client related information.

3.05Compensation for Losses. Without duplication of any compensation available to a Lender under Section 3.01 or Section 3.04, upon demand of any Lender (with a copy to Administrative Agent), which such demand shall include evidence of such loss, cost, or expense, from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than an ABR Loan on a day other than the last day of the interest period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by Borrower (unless such notice has been revoked prior to such date in accordance with Section 2.04(a)); or

(c)any assignment of a SOFR Loan as a result of a request by Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. Each Lender may make any Credit Extension to Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), Borrower may replace such Lender in accordance with Section 11.13.

3.07Survival. All of Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.

4.CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.

4.01Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and each of the Lenders:

(i)executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to Administrative Agent, each Lender and Borrower;

(ii)a Note executed by Borrower in favor of each Lender requesting a Note;

(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv)such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that Borrower and each other Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(v)a favorable opinion of in-house counsel for the Borrower, in customary form and addressed to Administrative Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi)a certificate of a Responsible Officer of each Loan Party (A) either (i) attaching copies of all approvals, consents, exemptions, authorizations, or other actions by, or notice to, or filing with, any Governmental Authority or any other Person necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement or any other Loan Document or (b) the exercise by Administrative Agent or any Lender of its rights under the Loan Documents, and such approvals, consents, exemptions, authorizations, or other actions or notices shall be in full force and effect, or (ii) stating that no such approvals, consents, exemptions, authorizations, or other actions or notices are so required and (B) certifying that there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower or, after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect;

(vii)a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied; and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)a duly completed Borrowing Base Property Report showing that, on the Closing Date after giving effect to any funding of the Loans on the Closing Date, the Total Outstandings do not exceed the Maximum Availability and a duly completed Compliance Certificate (prepared on a pro forma basis to take into account any Loans made on the Closing Date) as of the last day of the fiscal quarter of Borrower ended June 30, 2026, signed by a Responsible Officer of Borrower;

(ix)Intentionally Deleted.

(x)(A) Upon the reasonable request of any Lender made at least ten (10) days prior to the Closing Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least five (5) days prior to the Closing Date; and (B) at least five (5) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower; and

(xi)such other assurances, certificates, documents, consents or opinions as Administrative Agent, or the Lenders reasonably may require.

(b)(i) All fees required to be paid to Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)[Intentionally Omitted.]

(d)Unless waived by Administrative Agent, Borrower shall have paid all reasonable, out-of-pocket fees, charges and disbursements of counsel to Administrative Agent (directly to such counsel if requested by Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable, good faith estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement or an Assignment and Acceptance Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. Each Lender’s signature on this Agreement, or on an Assignment and Acceptance Agreement, shall constitute the deemed satisfaction of each of the foregoing conditions precedent.

4.02Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) is subject to the following conditions precedent:

(a)The representations and warranties of Borrower and each other Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality standards set forth therein) on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality standards set forth therein)as of such earlier date, (ii) that for purposes of this Section 4.02, the representations and warranties contained in Sections 6.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 7.01(a) and (b), respectively, (iii) for changes that do not constitute a Default, and (iv) for changes in factual circumstances as expressly permitted by the terms and provisions of this Agreement.

(b)Administrative Agent shall have received a Compliance Certificate (and all necessary back-up calculations) confirming that the Borrower and the Guarantors are in compliance with all covenants hereunder and under the other Loan Documents, and certifying that no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)After giving effect to such proposed Credit Extension, (i) the Total Revolving Credit Outstandings do not exceed the Revolving Credit Facility and (ii) the Total Outstandings do not exceed the Maximum Availability and (iii) the Revolving Credit Exposure of each Lender does not exceed such Revolving Credit Lender’s Revolving Credit Commitment.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

5.COLLATERAL SECURITY.

5.01Collateral/Changes in Maximum Availability Calculation. The Obligations and any Swap Obligations shall be secured by a first priority perfected security interest in all of the Equity Interests in all Subsidiaries that are also Guarantors now existing and hereinafter acquired or formed, including, without limitation, all stock certificates and stock powers, pursuant to standard and customary collateral documentation for facilities of this kind, as reasonably required by the Administrative Agent, to be held by the Administrative Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of the Security Documents. Each change in the Maximum Availability shall be effective upon completion of all of the requirements set forth in this Article 5.

5.02Eligibility. In order for Eligible Real Estate to be eligible to be a Borrowing Base Property, such Real Estate shall satisfy the following, unless otherwise consented to by the Required Lenders in their sole discretion:

(a)such Real Estate is a retail property (including, without limitation, restaurants, theaters, and gyms), an industrial property (including, without limitation, manufacturing and distribution facilities) or Other Property Type as long as Other Property Types represent no more than 10% of Total Unencumbered Value excluding land and properties under construction or in development;

(b)such Real Estate is located within the continental United States and services a primary or key secondary market;

(c)such Real Estate is Wholly-Owned in fee simple absolute (or leased pursuant to an Acceptable Ground Lease) by Borrower or a Guarantor that is a Wholly-Owned Subsidiary of Borrower, is a special purpose entity that is intended to be bankruptcy remote from Borrower and all other Guarantors, and which is organized in the continental United States;

(d)if such Real Estate is owned by a Guarantor that is a Subsidiary of Borrower, then such Subsidiary may not, nor may any other Subsidiary of Borrower that directly or indirectly owns the Equity Interests of such Subsidiary, incur, Guarantee, or otherwise be liable for any Indebtedness (other than the Obligations and customary trade payables);

(e)such Real Estate is not subject to any ground lease (other than an Acceptable Ground Lease), any Lien (other than Permitted Liens), or any Negative Pledge;

(f)except for restrictions set forth herein, Borrower or the applicable Subsidiary of Borrower that is a Guarantor that owns such Real Estate has the unilateral right to (i) Dispose of such Real Estate, and (ii) create a Lien on such Real Estate as security for Indebtedness of Borrower or such Subsidiary;

(g)Intentionally Omitted;

(h)such Real Estate is free of all material structural defects or material architectural deficiencies, Material Title Defects, or other adverse matters which, individually or collectively, would reasonably be expected to result in a Material Property Event;

(i)such Real Estate has not suffered a Material Environmental Event;

(j)such Real Estate is not subject to any Casualty or Condemnation that is a Material Property Event;

(k)such Real Estate Appraised Value must be at least $1,000,000, provided that Borrowing Base Properties included as of the Closing Date or subsequently which are part of a larger portfolio of Real Estate with an aggregate portfolio Appraised Value of at least

$1,000,000 and otherwise qualifying for inclusion as Eligible Real Estate shall not be subject to the limitation of this Section 5.02(k); and

(l)such Real Estate is not under development or construction other than with respect to tenant improvement work, maintenance, capital expenditures or Redevelopment; provided that Redevelopment is subject to the limitation set forth in Section 8.03.

5.03Additional Subsidiary Guarantors/Pledge.

(a)Upon the formation by the Borrower of any new Subsidiary, such Subsidiary that owns a Borrowing Base Property (and effective upon such Subsidiary acquiring such Borrowing Base Property), shall become an Additional Subsidiary Guarantor hereunder, and the Pledge Agreement shall be amended to grant a lien on the Equity Interests in such Additional Subsidiary Guarantor securing the Obligations as contemplated in this Agreement and the other Loan Documents. The Borrower shall execute, and cause such Additional Subsidiary Guarantor (and any other Subsidiary which holds Equity Interests in such Additional Subsidiary Guarantor) that owns a Borrowing Base Property to execute and deliver a Joinder Agreement and other documents as the Administrative Agent may reasonably request to effect the requirements of this Section 5.03.

(b)The Borrower may request that Eligible Real Estate be accepted by the Administrative Agent and the Required Lenders as a Borrowing Base Property. At least ten (10) Business Days prior to each proposed acceptance for each proposed Borrowing Base Property, the Borrower shall have first provided to Administrative Agent: (x) preliminary notice/confirmation of the requested addition and (y) all customary property-level due diligence documentation, including but not limited to surveys and title policies, and other information respecting the proposed Borrowing Base Property to the extent in Borrower’s possession or otherwise commercially reasonably available to Borrower, that may be reasonably required by the Administrative Agent to permit the Administrative Agent and the Lenders to determine and otherwise confirm that such Real Estate is and remains Eligible Real Estate, and (z) a Compliance Certificate and a calculation of compliance with the Maximum Availability after giving effect to such addition. If all documentation required under clauses (x), (y) and (z) above has been received by the Administrative Agent when required under this Agreement, the Administrative Agent and the Required Lenders will be deemed to have approved such Eligible Real Estate as a Borrowing Base Property. If any such Real Estate does not meet the Eligible Real Estate qualifications set forth in the definition thereof, but all other documentation required under this clause (b) has been delivered to the Administrative Agent as required hereunder, then the Administrative Agent and the Required Lenders shall have ten (10) Business Days to approve or reject such Real Estate as a Borrowing Base Property.

(c)As a condition precedent of the Lenders’ obligation to accept Real Estate as a Borrowing Base Property, the Borrower shall also satisfy the following conditions precedent with respect to each such Real Estate:

(i)The proposed Additional Subsidiary Guarantor shall have executed and delivered a Joinder Agreement with respect to the Guaranty executed by the other Subsidiary Guarantors on the Closing Date, and the Pledge Agreement shall have been amended (or a new Pledge Agreement executed and delivered) to grant a Lien in favor of the Administrative Agent on the Equity Interests in such Additional Subsidiary Guarantor;

(ii)The Borrower and each Additional Subsidiary Guarantor shall have executed and delivered to the Administrative Agent (except to the extent waived by Administrative Agent, such waiver to be in Administrative Agent’s sole discretion) all Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Administrative Agent; and

(iii)after giving effect to the inclusion of such Borrowing Base Property, (a) each of the representations and warranties made by or on behalf of the Loan Parties contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and except as otherwise disclosed to and reasonably approved by the Required Lenders as of the time of the addition (or any replacement) of Borrowing Base Properties, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), except changes which do not constitute a Default and changes in factual circumstances as expressly permitted by the terms and provisions of this Agreement (b) the various representations, warranties and covenants set forth in Sections 6, 7 and 8 shall continue to be satisfied, except to the extent that the same does not constitute a Default, and (c) no Default or Event of Default shall have occurred and be continuing, and the Administrative Agent shall have received a certificate of the Borrower to such effect.

5.04Release of Subsidiary Guarantors/Pledge.

(a)Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 5.04), other than a Default or Event of Default that would be cured by the release contemplated by this Section 5.04, the Administrative Agent shall release a Subsidiary Guarantor from the Guaranty and the Equity Interests in such Subsidiary Guarantor from the lien or security title of the Security Documents upon the request of the Borrower subject to and upon satisfaction of each of the following terms and conditions:

(i)The Borrower shall have provided the Administrative Agent with written notice of its intention to release the Subsidiary Guarantor as a result of a proposed sale or refinancing thereof, in order to cure an impending Default or an existing Event of Default (the acceptance of any such cure of an existing Event of

Default to be in the sole discretion of Administrative Agent and the Lenders), or otherwise no later than five (5) Business Days’ prior to the date on which such release will be effected, together with such financial information and documentation respecting each Borrowing Base Property owned by such Subsidiary Guarantor as the Administrative Agent may reasonably request;

(ii)The Borrower shall submit to the Administrative Agent with such request a Compliance Certificate prepared using the financial statements of the Borrower most recently provided or required to be provided to the Administrative Agent under Section 6.05 or Section 7.02 adjusted in the good faith estimate of the Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist immediately after giving effect to such release; and provided further that each such Borrowing Base Property shall be excluded from calculation when determining compliance with the financial covenants set forth in Section 8.14 thereafter;

(iii)No payment shall be due under Section 5.04 after receipt and approval of the Compliance Certificate of Borrower showing compliance with the covenants set forth in Section 8.14 after giving effect to such release;

(iv)All release documents to be executed by the Administrative Agent shall be in form and substance reasonably satisfactory to the Administrative Agent and Borrower; provided, that, in the event that the Borrowing Base Property being released is held by a Subsidiary Guarantor which will continue to own other Borrowing Base Properties upon the release of the Collateral in question, then such released Borrowing Base Property (if it is not sold to a third party in connection with such release) shall be transferred into a separate Subsidiary entity simultaneously with such release; and

(v)At Borrower’s written request, Administrative Agent shall deliver executed release documents in escrow no later than one (1) Business Day prior to the date on which such release is to be effected; and

(vi)The Borrower shall pay all reasonable, out-of-pocket costs and expenses of the Administrative Agent in connection with such release, including without limitation, reasonable attorney’s fees.

6.REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Administrative Agent and the Lenders that:

6.01Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not in any material respect (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (except as expressly permitted pursuant to the terms and provisions of this Agreement or any other Loan Document) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries (but only if and to the extent such property constitutes a Borrowing Base Property) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person by any Loan Party is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or (b) the exercise by Administrative Agent or any Lender of its rights under the Loan Documents.

6.04Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to Debtor Relief Laws and general principles of equity.

6.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)When delivered pursuant to Section 7.01(b), the unaudited consolidated balance sheet of the Consolidated Group dated December 31, 2026, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) will have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) will fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect, other than as set forth on Schedule 6.05.

6.06Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

6.07No Default. To the best of Borrower’s knowledge, no Loan Party is in default under or with respect to any Material Contract which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08Ownership of Property. Each Borrowing Base Property is either owned in fee simple by or leased pursuant to an Acceptable Ground Lease by a Loan Party and no Borrowing Base Property has defects in title which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each applicable Loan Party has good record and fee simple title (or, in the case of Acceptable Ground Leases, a valid leasehold) to the Borrowing Base Property owned by such Loan Party, subject only to Permitted Liens.

6.09Environmental Compliance. Except as set forth in Schedule 6.09, no Loan Party: (a) has received any written notice of any claim, obligation or violation concerning a Borrowing Base Property which would individually or in the aggregate reasonably be expected to result in a Material Environmental Event arising in connection with: (i) any noncompliance with or violation of the requirements of any Environmental Law by a Loan Party, or any permit issued under any Environmental Law to such Loan Party; or (ii) the Release or threatened Release of any Hazardous Material into the environment; and (b) to its knowledge, has threatened or actual liability related to the occurrence of, or in connection with, the Release or threatened Release of any Hazardous Material into the environment which would in the aggregate reasonably be expected to have a Material Adverse Effect or result in a Material Property Event. Each applicable Loan Party shall submit to Administrative Agent, annually in connection with the annual reporting set forth in Section 7.01, a summary of the status of the environmental remediation work at the Borrowing Base Properties identified on Schedule 6.09, in form and substance approved by Administrative Agent in its reasonable discretion.

6.10Insurance.

(a)The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of any member of the Consolidated Group, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such properties are located, except to the extent that failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect.

(b)Borrower has procured and maintains (or, as applicable, has caused its tenants to procure and maintain in accordance with the applicable leases) for the benefit of the Borrower and each Subsidiary Guarantor, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates which to the best of Borrower’s knowledge, taking into consideration the property size, use, and location would be reasonably acceptable to a commercially prudent lender, including the types of insurance covering each Borrowing Base Property identified on Exhibit J.

6.11Taxes. The members of the Consolidated Group have timely filed all tax returns and related tax reports required to be filed, and have timely paid (prior to delinquency, after taking into account any applicable extensions) all federal, state and other Taxes (whether or not shown on a tax return), including in their capacities as withholding agents, levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, (b) applicable real estate Taxes not paid on the stated “due date” but still paid prior to delinquency, or (c) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. There is no proposed in writing material tax assessment or other claim against, and no material tax audit with respect to, any Loan Party, in each case, that is not being contested in good faith and for which adequate reserves have been provided in accordance with GAAP or that would, if made, have a Material Adverse Effect.

6.12ERISA Compliance.

(a)Except as would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate sponsor, maintains, contributes to or is required to contribute to, or has incurred any liability under Title IV of ERISA or Section 412 of the Code (contingent or otherwise) with respect to, any Plan.

(b)(i) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to have a Material Adverse Effect.

(c)Either (i)  Borrower is not (A) an employee benefit plan subject to Title I of ERISA, (B) a plan or account subject to Section 4975 of the Code, (C) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of Title I of ERISA or Section 4975 of the Code or (D) a “governmental plan” within the meaning of ERISA (each of clauses (A) through (D), a “Plan”), or (ii) assuming that each Lender is not funding any portion of the Loan with “plan assets” subject to Title I of ERISA or Section 4975 of the Code or any substantially similar law or regulation applicable to a governmental plan, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA, Section 4975(c)(1)(A)-(D) of the Code or any substantially similar law or regulation application to a governmental plan.

6.13Organizational Structure. The organizational structures of Borrower and each Guarantor as of the date hereof is reflected on Schedule 6.13.

6.14Margin Regulations; Investment Company Act.

(a)No member of the Consolidated Group is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing not more than twenty-five percent (25%) of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15Disclosure. No report, financial statement, certificate or other information furnished by or on behalf (with the knowledge of such member of the Consolidated Group) of any member of the Consolidated Group to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, at the Closing Date or at the time furnished (in the case of all other reports, financial statements, certificates or other information), contains any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to the Borrowing Base Property owned by such Loan Party, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.17Borrowing Base Properties. The Borrowing Base shall consist of all Real Estate identified by Borrower as a Borrowing Base Property in the most recently delivered Borrowing Base Property Report delivered to Administrative Agent hereunder that qualifies as a Borrowing Base Property as of the date of such Borrowing Base Property Report, is Eligible Real Estate and

satisfies all of the conditions and criteria set forth in Section 5.02 as of the date of such Borrowing Base Property Report (unless waived by Administrative Agent in writing, such waiver to be granted in Administrative Agent’s sole discretion); provided, that, the Borrowing Base, as calculated in the most recently delivered Borrowing Base Property Report, has been calculated in all material respects accurately in accordance with the definition thereof set forth in Section 1.01, and the Total Outstandings do not exceed the Maximum Availability as so calculated.

6.18Solvency. Each Loan Party is together with its Subsidiaries on a consolidated basis, Solvent.

6.19Casualty, Etc. Neither the businesses nor the properties of any member of the Consolidated Group are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (not fully covered by insurance), condemnation or eminent domain proceeding that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.20OFAC. Neither any member of the Consolidated Group nor, to the knowledge of any member of the Consolidated Group, any director, officer, employee, agent, or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s list of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. Each member of the Consolidated Group has conducted its business in compliance in all material respects with all applicable Sanctions and has instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

6.21Anti-Corruption Laws. The members of the Consolidated Group have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.22EEA Financial Institutions. No member of the Consolidated Group is an Affected Financial Institution.

6.23Beneficial Ownership. The information included in the Beneficial Ownership Certification, if applicable, is true, correct, and complete in all material respects.

6.24Covered Entities. No Loan Party is a Covered Entity.

7.AFFIRMATIVE COVENANTS. So long as any Lender shall have any Commitment hereunder, and/or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03, 7.11, 7.17, and 7.18) cause each member of the Consolidated Group to (in each such case unless Administrative Agent and each Lender otherwise consent in writing, such consent to be in the absolute and sole discretion of Administrative Agent and each Lender):

7.01Financial Statements. Deliver to Administrative Agent, on behalf of the Lenders, in form and detail reasonably satisfactory to Administrative Agent and the Required Lenders:

(a)as soon as available, but in any event within seventy-five (75) days after the end of each fiscal year of Borrower (commencing with the fiscal year ended December 31, 2026), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, however, no audited financial statements will be required for the period ending December 31, 2026; and

(b)as soon as available, but in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Borrower (commencing with the fiscal quarter ended June 30, 2026), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02Certificates; Other Information. Deliver to Administrative Agent, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), upon the addition or removal of any Borrowing Base Property pursuant to Section 5.03, upon each request for a Credit Extension (including each Committed Loan Notice), and upon each mandatory prepayment made pursuant to Section 2.04(b)(ii) or (iii), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b) and upon the addition or removal of any Borrowing Base Property pursuant to Section 5.03 or other event or circumstance that results in Real Estate previously qualifying as a Borrowing Base Property ceasing to qualify as such, ; a duly completed Compliance Certificate signed by a Responsible Officer of Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b) and upon the addition or removal of any Borrowing Base Property pursuant to Section 5.03 or other event or circumstance that results in Real Estate previously qualifying as a Borrowing Base Property ceasing to qualify as such, a duly completed Borrowing Base Property Report and/or Compliance Certificate (as the context may require) signed by a Responsible Officer of Borrower, together with any information delivered pursuant to Section 5.03 relating to the Borrowing Base Properties (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(d)promptly upon reasonable request by Administrative Agent at each time Eligible Real Estate is to be added as a Borrowing Base Property and at any other time (in each case to the extent then in Borrower’s possession), but no more often than once per quarter when such request is not in connection with the addition of a Borrowing Base Property, information concerning the Borrowing Base Properties including rent rolls, operating statements, capital expenditure budgets, copies of leases, agings of rent payments, copies of appraisals, and copies of environmental assessments;

(e)promptly after the assertion in writing or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any member of the Consolidated Group with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect;

(f)promptly, such additional information regarding the business, financial, legal or corporate affairs of any member of the Consolidated Group, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request;

(g)within thirty (30) days prior to the closing of any mortgage financing against an Unencumbered Property, a certificate prepared by management advising of the details of the proposed mortgage financing including the property, sources and material economic terms of the financing, appraisal (to the extent reasonably available to Borrower), and evidencing compliance with the Borrowing Base and all Financial Covenants; and

(h)quarterly portfolio of real estate investments, within sixty (60) days after each fiscal quarter end.

Documents required to be delivered pursuant to Section 7.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its written request to Borrower to deliver such paper copies and (ii) Borrower shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative

Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Debticate, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Arranger, the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

7.03Notices. Promptly notify Administrative Agent, on behalf of Lenders:

(a)of the occurrence of any Default promptly after the events or facts giving rise to such Default are known, or should have been known with commercially reasonable investigation, to Borrower;

(b)of any matter that has resulted or would reasonably be expected to have a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Material Contract by any member of the Consolidated Group; (ii) any dispute, litigation, investigation, proceeding or suspension between any member of the Consolidated Group and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any member of the Consolidated Group, including pursuant to any applicable Environmental Laws;

(c)of the occurrence of any ERISA Event;

(d)of any material change in accounting policies or financial reporting practices by any Loan Party;

(e)any material litigation, arbitration or governmental investigation or proceeding instituted or threatened in writing against a Borrowing Base Property, and any material development therein, which is reasonably likely to result in a Material Property Event;

(f)any actual or threatened (in writing) permanent and material Condemnation of any portion of a Borrowing Base Property, any negotiations with respect to any such taking, or any Casualty or other loss of or substantial damage to any Borrowing Base Property, which is reasonably likely to result in a Material Property Event;

(g)any required permit, license, certificate or approval with respect to any Borrowing Base Property lapses or ceases to be in full force and effect or claim from any Person that any Borrowing Base Property, or any use, activity, operation or maintenance thereof or thereon, is not in compliance with any Law, the effect of which is reasonably likely to result in a Material Property Event; and

(h)any labor controversy pending or threatened against any member of the Consolidated Group or any contractor performing work on a Borrowing Base Property, and any material development in any labor controversy.

Each notice pursuant to Section 7.03 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04Payment of Obligations. (a) Pay and discharge prior to delinquency, all its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon any member of the Consolidated Group or its properties or assets, unless the same have been adequately bonded or are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing or staying the forfeiture or sale of the property or assets subject to any such Lien) and an adequate bond, or adequate reserves in accordance with GAAP are being maintained by any member of the Consolidated Group except to the extent that the failure to do so would reasonably be expected to have a Material Adverse Effect; (ii) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property unless the same are being contested in good faith or have been bonded over or would not reasonably be expected to have a Material Adverse Effect in such individual case; and (iii) all Indebtedness, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (b) timely file all tax returns required to be filed, if the failure to file such tax returns would reasonably be expected to have a Material Adverse Effect.

7.05Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; provided, however, that Borrower may consummate any merger or consolidation permitted under Section 8.04 and (b) preserve its good standing to the extent the failure to do so would reasonably be expected to have a Material Adverse Effect.

7.06Maintenance of Properties. Keep the Borrowing Base Properties in good order, repair, operating condition, and appearance, causing all necessary repairs, renewals, replacements, additions, and improvements to be promptly made, and not allow any of the Borrowing Base Properties to be, in any material respect, misused, abused or wasted or to deteriorate (ordinary wear and tear and insured casualty excepted). Notwithstanding the foregoing, no Loan Party shall, without the prior written consent of Administrative Agent: (a) remove from a Borrowing Base Property any fixtures or personal property except such as is replaced by an article of equal suitability and value or in the event such fixtures or personal property are obsolete, if applicable, replaced by an article of suitable replacement, in each case, owned (or leased pursuant to an Acceptable Ground Lease) by such Loan Party, free and clear of any Lien (other than Permitted Liens); or (b) make any material structural alteration to a Borrowing Base Property or any other material alteration thereto which impairs the value thereof.

7.07Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

7.08Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.09Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Consolidated Group; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

7.10Inspection Rights. Permit Administrative Agent and each Lender and their respective representatives to visit, inspect and photograph any of its properties, including any Borrowing Base Property, to examine, at Borrower’s principal offices, its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Borrower and at such reasonable times during normal business hours, and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of Borrower at any time during normal business hours.

7.11Use of Proceeds. Use the proceeds of the Credit Extensions for Borrower’s and/or its Subsidiaries’ general corporate purposes (which, for avoidance of doubt, include without limitation the acquisition of real property, property renovations, refinancings, capital expenditures, general operating expenses, repayment of Indebtedness and to provide working capital), in all cases not in any material respect in contravention of any Law or of any Loan Document.

7.12Appraisals. Cause the Borrower to provide appraisals of each Borrowing Base Property in accordance with the Appraisal Method at Administrative Agent’s request but in no event more than once per Borrowing Base Property during the initial Loan term(provided, however, if any such appraisal is provided to Administrative Agent in advance of the Closing Date, then the Borrower shall not be required to provide such Appraisal pursuant to this Section 7.12 unless an Event of Default exists); provided, however, that after an Event of Default and during the continuance thereof, cause the applicable owner of each Borrowing Base Property to obtain an annual Appraisal at any time during the calendar year with respect to each Borrowing Base Property and shall promptly provide such Appraisals to Administrative Agent. The “Appraisal Method” means the income capitalization approach to valuation, applied by capitalizing the Borrowing Base NOI attributable to the applicable Borrowing Base Property at the applicable Capitalization Rate set forth in this Agreement, as further described in the Borrowing Base Property Report form attached hereto as Exhibit H.

7.13Acceptable Ground Leases.

(a)Pay or cause to be paid all rents, additional rents, and other sums required to be paid by the applicable Guarantor, as tenant under and pursuant to the provisions of each Acceptable Ground Lease;

(b)Perform and observe in all material respects the terms, covenants, and conditions of each Acceptable Ground Lease as tenant under such Acceptable Ground Lease by the applicable Guarantor; and

(c)promptly notify Administrative Agent of (i) the receipt by any applicable Guarantor of any written notice of any default by such Guarantor under any Acceptable Ground Lease and deliver to Administrative Agent a true copy of each such notice, and (ii) any bankruptcy, reorganization, or insolvency of the landlord under any Acceptable Ground Lease or of any written notice thereof received by such Guarantor, and deliver to Administrative Agent a true copy of such notice.

7.14Covenant to Guarantee Obligations.

(a)Intentionally Omitted.

(b)Prior to admission of any Eligible Real Estate owned by a Subsidiary that is not a Guarantor hereunder as a Borrowing Base Property, cause such Subsidiary to (i) become a Guarantor by executing and delivering to Administrative Agent, the Guaranty (or an addendum thereto in the form attached to the Guaranty), (ii) execute and deliver a Joinder Agreement and (iii) deliver to Administrative Agent documents of the types referred to in Sections 4.01(a)(iii), 4.01(a)(iv) and 4.01(a)(vi) with respect to the admission of such Subsidiary and Eligible Real Estate, together with a favorable opinion of in-house counsel of such Person, all such documentation and opinion to be in form, content and scope reasonably satisfactory to Administrative Agent and substantially consistent with that delivered to Administrative Agent as of the Closing Date.

7.15Compliance with Environmental Laws. Comply in all material respects, and use commercially reasonable efforts in Borrower’s good faith business judgment, to cause all lessees and other Persons operating or occupying its Borrowing Base Properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and Borrowing Base Properties and required by Environmental Law to be maintained, to the extent that failure to do so would reasonably be expected to have a Material Adverse Effect; and conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any Borrowing Base Properties owned, leased or operated by it to the extent required by Environmental Laws; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so or the scope of such obligation is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

7.16Preparation of Environmental Reports. Upon any failure to comply with Section 7.15 with respect to any Borrowing Base Property or if any other Event of Default shall have occurred and be continuing with respect to any Borrowing Base Property, then if requested in writing by Administrative Agent based on a reasonable, good faith belief by Administrative Agent that the presence of any Hazardous Material has caused a Material Environmental Event with respect to any Borrowing Base Property, Borrower shall provide to Administrative Agent within ninety (90) days after any such request, at the expense of Borrower, an environmental site assessment report for such Borrowing Base Property, prepared by an environmental consulting firm reasonably acceptable to Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, response or other corrective action to address any Hazardous Materials on such Borrowing Base Property.

7.17Maintenance of REIT Status. At all times maintain its status as a real estate investment trust under Sections 856 through 860 of the Code (subject to Section 8.04 and Section 8.06 herein).

7.18Maintenance of Listing. At all times maintain the listing of Borrower’s common stock on a national securities exchange.

7.19Further Assurances. Promptly upon request by Administrative Agent, or any Lender through Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as Administrative Agent, or any Lender through Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto Administrative Agent, and the Lenders the rights granted or now or hereafter intended to be granted to Administrative Agent, and the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each such Subsidiary to do so.

7.20Compliance with Terms of Leases. Subject in each case to the exercise of Borrower’s commercially reasonable business judgment, make all payments and otherwise perform all obligations in respect of all leases of Borrowing Base Property to which any member of the Consolidated Group is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled as a result of an event of default thereunder by any member of the Consolidated Group, notify Administrative Agent of any default beyond applicable notice and cure periods by any party to such leases other than a member of the Consolidated Group with respect to such leases and cooperate with Administrative Agent in all respects to cure any such default beyond any applicable notice and cure period, and cause each of its Subsidiaries to do so, except, in any case with respect to any of the foregoing matters, and in each case only to the extent that where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

7.21Material Contracts. Except as provided by Section 8.09, below, with respect to the Management Agreement, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms as determined by Borrower in its good faith business judgment, take all such action to such end as may be from time to time reasonably requested by Administrative Agent and, upon request of Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so except in any case with respect to any of the foregoing matters, in each case only to the extent that and where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

7.22[Intentionally Omitted].

7.23Anti-Corruption Laws. Not take any action to violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and any other similar anti-corruption legislation in other jurisdictions and any other applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions to the extent applicable to Borrower’s business operations.

7.24Beneficial Ownership. Promptly following any request therefor and in all cases no later than ten (10) Business Days after such request, provide information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

8.NEGATIVE COVENANTS. So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Borrower shall not, nor shall it permit any other member of the Consolidated Group to, directly or indirectly:

8.01Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a)Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);

(b)Liens on Real Estate (other than Borrowing Base Properties) securing Indebtedness permitted under Section 8.02;

(c)Liens pursuant to any Loan Document;

(d)Liens for ad valorem property taxes and assessments which are not overdue and for which no penalties or late fees have accrued, or Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing or staying the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or for which a bond or similar security for the amount thereof has been posted;

(e)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (including inchoate liens) arising in the ordinary course of business or imposed by law which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing or staying the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or for which a bond or similar security for the amount thereof has been posted;

(f)Liens, pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g)easements, rights-of-way, restrictions, zoning restrictions or limitations, de minimis liens or encumbrances and other similar title or other encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)leases, subleases, or licenses not materially interfering with the ordinary conduct of business of such Person;

(i)Liens securing obligations in the nature of personal property financing leases for furniture, furnishings, equipment, trade fixtures, or similar assets, Capitalized Lease obligations and other purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the obligations secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases;

(j)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety, stay, and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and rights of setoff on cash deposits in favor of banks or other depository institutions to the extent incurred in connection with the maintenance of deposit accounts in the ordinary course of business;

(k)matters set forth in any title policy or ALTA survey for any Borrowing Base Property delivered to Administrative Agent;

(l)Liens of Borrower in favor of counterparties in respect of any derivative contracts for Real Estate (other than Borrowing Base Properties) in accordance and otherwise within Section 8.02;

(m)Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder.

8.02Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(1) As to Borrower, Subsidiary Guarantors, and any Subsidiaries of Borrower that own, directly or indirectly, a Borrowing Base Property:

(a)obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b)customary trade payables in the ordinary course of business not to exceed 90 days past due;

(c)Indebtedness of a Subsidiary of Borrower owed to Borrower or a Wholly-Owned Subsidiary of Borrower, which Indebtedness shall (i) be on terms (including subordination terms) acceptable to Administrative Agent and (ii) be otherwise permitted under the provisions of Section 8.03; and

(d)Indebtedness under the Loan Documents;

(2) As to Subsidiaries which are neither Subsidiary Guarantors nor owners, directly or indirectly, of Borrowing Base Properties

(e)any Indebtedness incurred by any Subsidiary of Borrower which is not a Subsidiary Guarantor (but not of the Borrower itself except as set forth in Section 8.02(1)) so long as the Consolidated Group remains in compliance with Section 8.14;

(f)Guarantees in respect of Indebtedness so long as Consolidated Group remains in compliance with Section 8.14; and

(g)Secured Indebtedness (but not of the Borrower except as set forth in Section 8.02(1)) secured by Permitted Liens so long as the Consolidated Group remains in compliance with Section 8.14.

For the avoidance of doubt, neither Borrower nor any Subsidiary Guarantor may incur, assume or suffer to exist Indebtedness other than (a), (b), (c) and (d) of this Section 8.02.

8.03Investments. Make any Investments other than the following:

(a)(i)  any Investments in Eligible Properties and/or Borrowing Base Properties; or (ii)  any Investments with respect to tenant improvement work, maintenance and Redevelopment in accordance with Borrower’s business plan and capital expenditures; which Investments in Redevelopment may not be in excess of ten percent (10%) of the Total Asset Value of the Borrower at any time; and

(b)Make or hold any Investments so long as Consolidated Group remains in compliance with Section 8.14;

8.04Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division), except as permitted by Section 8.05 below, and except that, so long as no Event of Default exists or would result therefrom:

(a)any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, such Guarantor shall be the continuing or surviving Person or the surviving Person shall join herein as Guarantor and fulfill all obligations of an Additional Subsidiary Guarantor under Section 5.03;

(b)any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Loan Party;

(c)any Subsidiary that is not a Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to another Subsidiary that is not a Loan Party;

(d)in connection with any acquisition permitted under Section 8.03, any Subsidiary of Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a Wholly-Owned Subsidiary of Borrower and (ii) in the case of any such merger to which any Loan Party (other than Borrower) is a party, such Loan Party is the surviving Person.

8.05Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)Dispositions of obsolete or worn out equipment or property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)Dispositions of inventory or other assets in the ordinary course of business;

(c)Dispositions of equipment in the ordinary course to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)Dispositions of property by any Subsidiary to Borrower or to a Wholly-Owned Subsidiary; provided that if the transferor of such property remains a Guarantor following such transfer, the transferee thereof must either be Borrower or a Guarantor;

(e)Dispositions of Real Estate (including, without limitation, interests in Acceptable Ground Leases) so long as no Event of Default exists or would result therefrom (unless such Disposition is part of the proposed cure of such Event of Default (such cure to be accepted by Administrative Agent in its absolute and sole discretion) and is otherwise not prohibited by this Agreement); provided that if any Disposition is of a Borrowing Base Property, so long as (i) Borrower shall have complied with Section 5.04 and Section 8.14 or (ii) in the event of a Disposition to an Affiliate of Borrower, the transferee of such Borrowing Base Property complies with Section 5.03;

(f)Dispositions by any Subsidiary of Borrower that is not a Loan Party of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to a Loan Party which is otherwise in accordance with the terms of this Agreement, including, without limitation Section 5.03 and Section 8.12; and

(g)Dispositions permitted by Section 8.04.

8.06Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions if any Event of Default shall have occurred and be continuing or would result therefrom; provided that (x) Subsidiary Guarantors shall be permitted to make Restricted Payments to Borrower; (y) so long as no Event of Default specified in Sections 9.01(f) or 9.01(g) or an Event of Default that has resulted in Administrative Agent exercising its remedies under Section 9.02(b) shall have occurred and be continuing at the time thereof or would result therefrom, Borrower may in such event make Restricted Payments to the extent necessary for Borrower to (1) maintain its REIT status, if applicable, for federal or state income tax purposes and (2) avoid the payment of federal or state income or excise tax; provided, however, that during an Event of Default (other than a payment Event of Default) Restricted Payments by Borrower shall only be permitted up to the minimum amount needed to maintain

Borrower’s status as a REIT, if applicable, for federal and state income tax purposes; provided, further, that if there is a payment Event of Default specified in Section 9.01(a) hereof, or an Event of Default specified in Section 9.01(f) or 9.01(g) with respect to the Borrower or a Guarantor, no Restricted Payments are permitted; and (z) provided no Event of Default shall have occurred and be continuing or would result therefrom, any Loan Party may declare or pay any dividends or distributions to any owner of such Loan Party that is not a Loan Party from time to time in amounts necessary to enable such owner (or its direct or indirect owners) to pay required federal, state, local and non-U.S. income taxes in respect of that portion of its consolidated earnings attributable to the operations of the Loan Parties and to pay franchise taxes or other similar licensing expenses imposed on that entity by a governmental authority.

8.07Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business substantially related or incidental thereto.

8.08Transactions with Affiliates. Except for the agreements listed on Schedule 8.08, enter into any transaction of any kind with any Affiliate of any member of the Consolidated Group, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such member of the Consolidated Group as would be obtainable by such member of the Consolidated Group at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

8.09Management. The Subsidiary Guarantors shall not surrender, terminate or cancel any Management Agreement without the express consent of Administrative Agent, unless, substantially simultaneously therewith, the Subsidiary Guarantors have entered into or enter into a Replacement Management Agreement with a Qualified Manager, in which case, no consent of the Administrative Agent shall be required, and such Replacement Management Agreement shall be provided to Administrative Agent within five (5) days of the execution thereof.

8.10Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than any Loan Document or any agreement evidencing or governing Secured Indebtedness of Borrower or any other member of the Consolidated Group otherwise permitted hereunder containing restrictions either substantially similar to those contained in the Loan Documents or that are market standard in the commercial real estate industry) that (a) limits the ability (i) of any member of the Consolidated Group to make Restricted Payments to any other member of the Consolidated Group or to otherwise transfer property to or invest in any member of the Consolidated Group, except for any agreement in effect (A) on the date hereof and set forth on Schedule 8.10 or (B) at the time any member of the Consolidated Group becomes a member of the Consolidated Group, so long as such agreement was not entered into solely in contemplation of such Person becoming a member of the Consolidated Group, (ii) of any Guarantor to Guarantee the Indebtedness of Borrower or (iii) of any member of the Consolidated Group to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any Negative Pledge incurred or provided in favor of any holder of Indebtedness permitted under either Section 8.02(e) or Section 8.02(g) solely to the extent any such Negative Pledge relates to the property financed by or the subject of such Indebtedness; (b) requires the grant of a Lien, other than Permitted Liens, to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; (c) constitutes a Negative Pledge with respect to any Borrowing Base Property or the Equity Interests in any member of the Consolidated Group (other than Borrower) that owns a Borrowing Base Property, or (d) limits the ability of any member of the Consolidated Group to transfer ownership of any Borrowing Base Property or the Equity Interests in any member of the Consolidated Group (other than Borrower) that owns a Borrowing Base Property.

8.11Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.12Sanctions; Anti-Corruption Use of Proceeds. Use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Administrative Agent, Arranger, Lender, or otherwise).

8.13Acceptable Ground Leases. (a) Without the prior written consent of Administrative Agent, surrender (other than by a permitted Disposition to a third party purchaser or to cure an impending Default or existing Event of Default (the acceptance of any such cure by Administrative Agent to be in the absolute and sole discretion of Administrative Agent)) the leasehold estate created by any Acceptable Ground Lease or terminate or cancel any Acceptable Ground Lease or modify, change, supplement, alter, or amend any Acceptable Ground Lease, either orally or in writing, other than in the ordinary course of business and for good faith business reasons; or (b) without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned, or delayed), sublet (other than space leased in the ordinary course of business) any portion of any Borrowing Base Property held pursuant to an Acceptable Ground Lease.

8.14Financial Covenants. The Borrower and the Guarantors, together on a consolidated basis, will maintain at all times the following, to be tested on a quarterly basis:

(a)Total Secured Debt to Total Asset Value. A ratio of Total Secured Debt to Total Asset Value, as of the last day of any fiscal quarter of Borrower, not to exceed fifty-five percent (55%) on a consolidated basis.

(b)Total Debt to Total Asset Value. A ratio of Total Debt to Total Asset Value, as of the last day of any fiscal quarter of Borrower, not to exceed sixty percent (60%) on a consolidated basis.

(c)Minimum Total Unencumbered Value. (i) Total Unencumbered Value of not less than $100,000,000 and (ii) fifteen (15) or more Unencumbered Properties, in each case at any time.

(d)Minimum Tangible Net Worth. Tangible Net Worth, as of the last day of any fiscal quarter of Borrower, of not less than $200,000,000 plus 80% of all future net equity raises.

(e)Minimum Fixed Charge Coverage Ratio. A ratio of (i) Consolidated EBITDA to (ii) Fixed Charges, as of the last day of any fiscal quarter of Borrower, of not less than 1.50 to 1.00.

(f)Cash Position. Minimum average outstanding collected deposit balances maintained at Administrative Agent not to be less than $3,000,000 at any time.

8.15Borrowing Base Property Covenants.

(a)Minimum Borrowing Base Properties. [Intentionally Deleted].

(b)Occupancy Rate. Permit the aggregate weighted average occupancy of all Borrowing Base Properties in the Borrowing Base to be less than eighty percent (80%), where such weighted average occupancy shall be calculated by weighting each Borrowing Base Property’s occupancy rate (expressed as a percentage of net rentable square feet at such property that is subject to executed, non-rejected leases or leases with vacant tenants) by such property’s proportionate share of total Borrowing Base NOI for all Borrowing Base Properties as of the applicable date of determination, at any time;

(c)Concentration Limits. Borrowing Base Properties (A) in which the value of any single Unencumbered Property constitutes more than twenty percent (20%) of the Total Unencumbered Value, then the value of such Unencumbered Property in excess of twenty percent (20%) of the Total Unencumbered Value shall be excluded from the Borrowing Base, (B) in which the sum of the value of any single tenant’s Unencumbered Properties constitutes more than twenty percent (20%) of the Total Unencumbered Value, then the value of such tenant’s Unencumbered Properties in excess of twenty percent (20%) of the Total Unencumbered Value shall be excluded from the Borrowing Base, except for tenants rated “AA” by any ratings agency, (C) to the extent (A) and (B) above constitute more than thirty percent (30%) of the Total Unencumbered Value, then the value of such Unencumbered Properties in excess of thirty percent (30%) of the Total Unencumbered Value shall be excluded from the Borrowing Base, and (D) no more than 20% of the Borrowing Base NOI may be in respect of Unencumbered Properties that are located in any one metropolitan statistical area, with the value of such Unencumbered Property in excess of twenty percent (20%) of the Total Unencumbered Value excluded from the Borrowing Base; and

(d)Dark Property Limitation. Dark Investment Grade Properties with an Investment Grade Rating of BBB- or Baa3 or higher shall not exceed ten percent (10%) of the Total Unencumbered Value in the Borrowing Base at any time; no Borrowing Base Property that is a dark property (i.e., a single-tenant property in which the tenant (including a permitted assignee or permitted sublessee of such tenant) has ceased operating at such property) other than a Dark Investment Grade Property shall be permitted in the Borrowing Base.

Notwithstanding the foregoing, in the event the Borrower fails to comply with Section 8.15(c) or (d) above, all excess Borrowing Base NOI generated above the respective percentages set forth therein shall be excluded for purposes of financial covenant calculations and Borrowing Base Availability, but such failure shall not constitute a breach or Default hereunder.

8.16Amendments of Organization Documents. Without the prior written consent of Administrative Agent consistent with this Section, permit any Loan Party to alter, amend, modify, terminate, or change any provision of its Organization Documents in each case in any way that materially and adversely affects the rights, powers or privileges of any Loan Party, Administrative Agent, or any Lender (each a “material amendment”). For avoidance of doubt, “material amendments” shall expressly exclude any ministerial or immaterial changes. With respect to any proposed amendment, modification, termination or change to any Organization Document of any Loan Party that would reasonably be expected to constitute a material amendment, Borrower will notify Administrative Agent of such proposal. Administrative Agent will determine, in its sole discretion (that is, the determination of the other Lenders will not be required) on Administrative Agent’s good faith belief, whether such proposed amendment, modification or change to such Organization Document is a material amendment, and will use reasonable efforts to notify Borrower of its determination within ten (10) Business Days of the date on which it is deemed to have received such notification pursuant to Section 11.02. If Administrative Agent determines that the proposed amendment is a material amendment, the approval of the Required Lenders and Administrative Agent will be required (unless the approval of all Lenders is required consistent with the terms of Section 11.01), and Administrative Agent will promptly notify the Lenders of such request for such approval, distributing, as appropriate, the proposed amendment and any other relevant information provided by Borrower and will exercise commercially reasonable efforts to notify Borrower of the determination within ten (10) Business Days thereafter. If Administrative Agent determines that the proposed amendment is not a material amendment, Borrower may make such amendment without the consent of Lenders.

8.17Accounting Changes. Make any material change in (a) its accounting policies or reporting practices, except (i) as required by or otherwise in accordance with GAAP or (ii) any change from cash basis to fair value accounting for the period ending December 31, 2026 and thereafter, or (b) its fiscal year from a fiscal year ending of December 31.

8.18Sanctions. Directly or indirectly, knowingly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

8.19ERISA. Be (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Code, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code or (d) a “governmental plan” within the meaning of ERISA; provided that Borrower shall not be in breach of this Section 8.19 as long as the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not constitute a non-exempt prohibited transaction under Section 406(a)

of ERISA, Section 4975(c)(1)(A)-(D) of the Code or any substantially similar law or regulation application to a governmental plan, in each case that subjects Administrative Agent or any Lender to a penalty or an excise tax under Section 502(i) of ERISA, Section 4975 of the Code or any substantially similar law or regulation application to a governmental plan.

8.20Anti-Corruption Laws. Directly or indirectly knowingly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

8.21Key Person Management. Permit fewer than three (3) of the following individuals (each, a “Key Person”) to be engaged in the management of the Borrower at any time: Fredric H. Gould, Patrick Callan, Jr., Matthew Gould, David Kalish, Israel Rosenzweig, Mark Lundy, Isaac Kalish, Steven Rosenzweig, and Lawrence Ricketts; provided, however, that (a) in the event that the number of Key Persons engaged in the management of the Borrower falls below three (3) as a result of the death, disability, retirement, resignation, or involuntary departure of any Key Person (each, a “Key Person Departure”), Borrower shall promptly notify Administrative Agent in writing upon the occurrence of such Key Person Departure, and (b) Borrower shall have one hundred eighty (180) days following such Key Person Departure (the “Key Person Cure Period”) to (i) restore the number of engaged Key Persons to at least three (3) or (ii) engage a replacement individual in a senior management capacity who is reasonably approved by Administrative Agent (which approval shall not be unreasonably withheld, conditioned, or delayed), in each case such that the management threshold of at least three (3) is restored before the expiration of the Key Person Cure Period. For the avoidance of doubt, no Event of Default shall occur under this Section 8.21 during the applicable Key Person Cure Period so long as Borrower is diligently pursuing a cure in accordance with this Section.

9.EVENTS OF DEFAULT AND REMEDIES.

9.01Events of Default. Any of the following shall constitute an “Event of Default”:

(a)Non-Payment. Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any Obligation, or (ii) pay within three (3) days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants. (i) Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.14, 7.16 or Article 8, and with respect to a failure to perform or observe any such term, covenant, or agreement in any of Sections 8.03, 8.12, 8.13 and 8.14 such failure continues for ten (10) Business Days after receipt of notice from Administrative Agent to Borrower; provided, however, that a failure to perform or observe Section 8.21 shall not constitute an Event of Default until the expiration of the Key Person Cure Period set forth in Section 8.21, subject to the conditions of diligent cure set forth therein, or (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in the applicable

Guaranty or the Pledge Agreement beyond any applicable notice and/or cure period set forth therein; or

(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days, provided that if such failure is capable of cure but not within such thirty (30) days, such longer period (but in no event to exceed an additional sixty (60) days) as may be reasonably necessary to cure such failure so long as such Loan Party commences such cure within the initial thirty (30) days and diligently pursues achieving such cure; or

(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf (with Borrower’s knowledge that such representation, warranty, certification, or statement of fact has been made or deemed made on Borrower’s behalf) of Borrower, or any other Loan Party herein, in any other Loan Document, or in any document delivered by or on behalf of a Loan Party in connection herewith or therewith shall be incorrect or misleading when made or deemed made in any material respect (without duplication of any materiality qualifiers set forth therein); provided however, if any of the foregoing is unintentional and reasonably susceptible of cure as determined by Administrative Agent in its reasonable discretion, then no Event of Default shall exist so long as Borrower (i) cures said breach within thirty (30) days (or if capable of such cure but not within thirty (30) days, such longer period, not to exceed an additional thirty (30) days, as may be reasonably necessary to cure such breach (for the avoidance of doubt, it shall not be a sufficient cure of such incorrect or misleading statement to change such certification or statement) so long as such Loan Party commences such cure within the initial thirty (30) days and diligently pursues achieving such cure), such cure to be reasonably satisfactory to Administrative Agent and such cure period to run, from receipt of notice from Administrative Agent to Borrower with respect thereto and (ii) promptly notifies Administrative Agent both (A) that it intends to cure such breach and (B) upon the cure thereof; or

(e)Cross-Default. (i) Any member of the Consolidated Group that has total assets equal to or exceeding $25,000,000.00 (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other material agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event in the case of either (A) or (B) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any member of the Consolidated Group thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any member of the Consolidated Group is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such member of the Consolidated Group as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc. Any member of the Consolidated Group that has total assets equal to or exceeding $10,000,000.00 institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for one hundred twenty (120) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for one hundred twenty (120) calendar days, or a final and unappealable order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing in a legal proceeding its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)Judgments. There is entered against any member of the Consolidated Group thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders but excluding any of the same if covered by insurance proceeds as described below) exceeding the Threshold Amount and not paid within thirty (30) days of such final judgment (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments which are not discharged within thirty (30) days of such final judgment that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, and (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery by Borrower or any other Loan Party and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect and the relevant Loan Party fails to cooperate with Administrative Agent as reasonably necessary to correct such

Loan Document; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(j)Change of Control. There occurs any Change of Control;

(k)Intentionally Omitted.; or

(l)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan or the PBGC, which liability would reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure would reasonably be expected to have a Material Adverse Effect.

9.02Remedies upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare by written notice to Borrower the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare by written notice to Borrower the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable in each case without further act of Administrative Agent or any Lender.

9.03Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including out-of-pocket fees, charges and disbursements of counsel to

Administrative Agent and amounts payable under Article 3) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest payable to the Lenders, and including out-of-pocket fees, charges and disbursements of counsel to the respective Lenders, but expressly excluding any amounts due in connection with any Swap Contracts that constitute a portion of the Obligations) arising under the Loan Documents and amounts payable under Article 3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations (expressly excluding any amounts due in connection with any Swap Contracts that constitute a portion of the Obligations) arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to any counterparties under any Swap Contracts constituting a portion of the Obligations, any amounts due and owing under such Swap Contracts ratably among such counterparties in proportion to the net obligations due and owing under such Swap Contracts; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under any Swap Contract shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable specified Swap Contract provider (unless such specified Swap Contract provider is the Administrative Agent), as the case may be. Each Swap Contract provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

10.ADMINISTRATIVE AGENT.

10.01Appointment and Authority. Each of the Lenders hereby irrevocably appoints Manufacturers and Traders Trust Company to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for the particular right specifically afforded Borrower in Section 10.06, the provisions of this Article are solely for the benefit of Administrative Agent, the Lenders, and neither Borrower nor any other any member of the Consolidated Group shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders) unless and until notice describing such Default is given to Administrative Agent by Borrower or a Lender; and

(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

10.04Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed in good faith by Administrative Agent to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06Resignation of Administrative Agent.

(a)Administrative Agent may resign at any time after giving no less than thirty (30) days prior written notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower and subject to Borrower’s approval (such approval not to be unreasonably withheld, delayed or conditioned) so long as no Event of Default exists, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (unless an Event of Default is then occurring), appoint a successor. If no such successor shall have been so appointed by the Required Lenders (and approved by Borrower to the extent Borrower has such an approval right pursuant to the terms of this Section 10.06) and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged as Administrative Agent from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-

agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

10.07Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, or a Lender hereunder.

10.09Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 2.08 and 11.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative

Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

10.10Guaranty Matters. Without limiting the provision of Section 10.09, each Lender irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary of Borrower as a result of a transaction permitted under the Loan Documents or is otherwise to be released pursuant to the express terms of this Agreement without any consent from such Lender. Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10. In each case as specified in this Section 10.10, Administrative Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10. The Equity Interests of such Guarantor shall also be concurrently released from the Lien granted pursuant to the Pledge Agreement and each Lender irrevocably authorizes Administrative Agent to do so.

10.11Erroneous Payments.

(a)Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d)Each party’s obligations under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.MISCELLANEOUS.

11.01Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or 4.01(c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b)without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility without the written consent of the Required Lenders;

(c)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(d)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding optional prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e)reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Administrative Agent shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest at the Default Rate;

(f)change (i) Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(b) or 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of the Required Revolving Lenders;

(g)change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders” without the written consent of each Lender under the applicable Facility;

(h)release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Loan Party from the Guaranty is permitted pursuant to Section 10.10 (in which case such release may be made by Administrative Agent acting alone);

(i)impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Revolving Lenders; or

(j)(A) subordinate, or have the effect of subordinating, any of the Obligations in right of payment or otherwise adversely affect the priority of payment of the Obligations or any of such Obligations, or (B) subordinate, or have the effect of subordinating, any of the Liens securing the Obligations or any of such Obligations, in each case without the written consent of each of the Lenders directly affected thereby;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Without limitation to Section 2.14(f) and notwithstanding any other provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, Administrative Agent and Borrower (i) to add one or more additional revolving credit facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

If Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Agreement, and not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by Administrative Agent, as the case may be, such Lender shall be deemed to have given its consent to the request (unless such Lender shall request within such ten (10) Business Days of the making for an extension of time to consent or deny such request). The provisions of this paragraph shall not apply to any matter requiring approval of all Lenders or all affected Lenders.

11.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to Borrower, Administrative Agent, to the address, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, messaging, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent and Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR

THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet.

(d)Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Committed Loan Notices) purportedly given by or on behalf of Borrower and reasonably believed in good faith by the recipient thereof to be genuine, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each Lender and the Related Parties of each of them from all actual losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, or Administrative Agent to exercise, and no delay by any such Person in exercising, any right,

remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of outside counsel for Administrative Agent, and any out-of-pocket expenses incurred by internal counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by Administrative Agent, and any Lender (including the out-of-pocket fees, charges and disbursements of any outside counsel for Administrative Agent or any Lender, and any out-of-pocket expenses incurred by internal counsel of Administrative Agent or any Lender) in connection with this Agreement and the other Loan Documents, including its rights under this Section.

(b)Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any member of the Consolidated Group, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any member of the Consolidated Group or any of its directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have (A) resulted from the gross negligence or willful misconduct of such Indemnitee, or (B) resulted from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11.

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. Neither Borrower nor any Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of Borrower or such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)Survival. The agreements in this Section and the indemnity provision of Section 11.02(e) shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b) or (ii) by way of participation in accordance with the provisions of Section 11.06(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that (in each case with respect to any Facility) (1) such Eligible Assignee be a commercial bank organized under the laws of the United States, or any state thereof, respectively, and having total assets in excess of $500,000,000.00, and (2) any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and increments of $1,000,000.00 thereafter, unless Administrative Agent consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations under separate facilities on a non-pro rata basis;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; and provided, further, that Borrower’s consent shall not be required during the primary syndication of Facilities;

(B)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(A) of this Section and, in addition: (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Credit Commitment or any Incremental Revolving Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $5,000 (and for the avoidance of doubt it is understood that no Loan Party has any obligation to pay or reimburse any Person for any such processing and recordation fee); provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any member of the Consolidated Group, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or any Subsidiary thereof, or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request of such assignee, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender as a replacement of (and not in addition to) the Note assigned to such assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. No Assignment shall be effective unless recorded in the Register. The parties hereto agree and intend that the Obligations shall be treated as being in “registered form” for the purposes of the Code (including Code Sections 163(f), 871(h)(2), and 881(c)(2)), and the Register and Participant Register shall be maintained in accordance with such intention.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender, or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits and obligations of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07Treatment of Certain Information; Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed (and shall have agreed prior to any such disclosure) to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of Borrower (which may be granted or withheld in Borrower’s sole discretion) or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower or its Subsidiaries. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement on an anonymized basis to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Commitments; provided that in the case of each of the foregoing subclauses (b) and (c), Administrative Agent and each such Lender, as applicable, shall provide Borrower with advance written notice of such disclosure to the extent permitted by applicable law.

For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses or properties, other than any such information that is available to Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of Administrative Agent and the Lenders acknowledge that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) (excluding any accounts that are (a) payroll accounts, (b) trust or escrow accounts or (c) tax withholding accounts for Taxes that are Excluded Taxes) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied to the extent set forth herein.

11.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13Replacement of Lenders. If Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable Laws; and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.14Governing Law; Jurisdiction, Etc.

(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION. BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent, the Arranger, and the Lenders, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent, the Arranger nor any Lender has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Arranger the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17Electronic Execution of Assignments and Certain Other Documents.

(a)The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, and any other Electronic Record.

(b)This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each such Loan Party to the same extent as a manual original signature and that any Communication entered into by Electronic Signature will constitute the legal valid and binding obligation of such Loan

Party enforceable against such Loan Party in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered or a paper-based recordkeeping system was used, as the case may be. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention, Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent Administrative Agent has agreed to accept such Electronic Signature, Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (ii) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.

11.18USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all such documentation and other information that Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19Time of the Essence. Time is of the essence of the Loan Documents.

11.20ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21ERISA. Each Lender as of the Closing Date represents and warrants as of the Closing Date to Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of Borrower or any other Loan Party, that such Lender is not and will not be (a) an employee benefit plan subject to Title I of ERISA, (b) a plan or account subject to Section 4975 of the Code, (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code or (d) a “governmental plan” within the meaning of ERISA.

11.22Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.23Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform a Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC Credit Support.

(b)As used in this Section 11.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party,

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with 12 C.F.R. §47.3(b); or (iii) a “covered EST” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.24Keepwell Provisions. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guaranty and this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.24, or otherwise under the Guaranty or this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been paid in full and the Commitments have been terminated. For purposes of this Section 11.24, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

11.25Co-Obligor Provisions. Where Guarantor is also acting as a “co-obligor” or “co-borrower” in respect of any Obligations, any references to Guarantor in the Guaranty and in this Agreement and the other Loan Documents shall be deemed to include Guarantor in its capacity as such co-obligor or co-borrower, and all such Obligations of Guarantor as co-obligor or co-borrower shall be subject to all of the terms, conditions, limitations and other provisions applicable to Guarantor’s obligations as Guarantor under the Guaranty and this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE(S) TO FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

ONE LIBERTY PROPERTIES, INC.

By:
	Name:	Lawrence Ricketts
	Title:	Authorized Signatory

[M&T - One Liberty Properties - Signature Page to Credit Agreement]

GUARANTORS:

OLP 4809 LOUISVILLE LLC,
OLP BIRMINGHAM AL LLC,
OLP CAROLINA PINES TRACT 2 BLYTHEWOOD SC LLC,
OLP DELAWARE STREET CHANDLER AZ LLC,
OLP FRONTAGE RICHLAND MS LLC,
OLP GREENSBORO LLC,
OLP HIGHLANDS RANCH LLC,
OLP HILLSIDE IL LLC,
OLP HYANNIS LLC,
OLP INTERSTATE RICHLAND MS LLC,
OLP JENNINGS LOUISVILLE LLC,
OLP MYRTLE BEACH LLC,
OLP NAPLES LLC,
OLP NEW HOPE LLC,
OLP ST LOUIS PARK MN LLC,
OLP THEATER INDIANAPOLIS LLC,
each a Delaware limited liability company

OLP CRYSTAL LAKE LLC,
an Illinois limited liability company

OLP LAKE CHARLES LLC,
a Louisiana limited liability company

OLP EVERETT LLC,
OLP MARSTON MASS LLC,
OLP SOMERVILLE LLC,
each a Massachusetts limited liability company

OLP TUCKER LLC,
a Georgia limited liability company

OLP CUYAHOGA FALLS LLC,
an Ohio limited liability company

By:	ONE LIBERTY PROPERTIES, INC.,
a Maryland corporation,
its sole member

By:
Name:	Lawrence Ricketts
Title:	Authorized Signatory

[M&T - One Liberty Properties - Signature Page to Credit Agreement]

OLP BATAVIA, INC.,
a New York corporation,

OLP TEXAS, INC.,
a Texas corporation,

OLP PALM BEACH, INC.,
a Florida corporation,

By:	ONE LIBERTY PROPERTIES, INC.,
a Maryland corporation,
its sole shareholder

By:
		Name:	Lawrence Ricketts
		Title:	Authorized Signatory

OLP-MCB DEPTFORD, LLC,
a Delaware limited liability company

By:	OLP DEPTFORD, LLC,
a Delaware limited liability company,
its sole member

	By:	ONE LIBERTY PROPERTIES, INC.,
a Maryland corporation,
its sole member

By:
			Name:	Lawrence Ricketts
			Title:	Authorized Signatory

[M&T - One Liberty Properties - Signature Page to Credit Agreement]

ELPANS, L.L.C.,
a New York limited liability company

By:	OLP RABRO DRIVE CORP.,
a New York corporation,
its sole member

	By:	ONE LIBERTY PROPERTIES, INC.,
a Maryland corporation,
its sole shareholder

By:
			Name:	Lawrence Ricketts
			Title:	Authorized Signatory

OLP CHICAGO LLC,
OLP SUNLAND PARK DRIVE LLC,
each a Delaware limited liability company

By:	OLP-OD LLC,
a Delaware limited liability company,
its sole member

	By:	ONE LIBERTY PROPERTIES, INC.,
a Maryland corporation,
its sole member

By:
			Name:	Lawrence Ricketts
			Title:	Authorized Signatory

[M&T - One Liberty Properties - Signature Page to Credit Agreement]

OLP HAVERTPORTFOLIO L.P.,
a Delaware limited partnership

By:	OLP HAVERTPORTFOLIO GP LLC,
a Delaware limited liability company,
its general partner

	By:	ONE LIBERTY PROPERTIES, INC.,
a Maryland corporation,
its sole member

By:
			Name:	Lawrence Ricketts
			Title:	Authorized Signatory

[M&T - One Liberty Properties - Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDER:

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Administrative Agent and as Lender

By:
	Name:	David Moorin
	Title:	Senior Vice President

[M&T - One Liberty Properties - Signature Page to Credit Agreement]

LENDER:

VALLEY NATIONAL BANK,
as Lender

By:
	Name:	Chase Steinberg
	Title:	First Vice President

[M&T - One Liberty Properties - Signature Page to Credit Agreement]

EXHIBITS

A	Committed Loan Notice
B-1	Incremental Revolving Note
B-2	Revolving Credit Note
C	Compliance Certificate
D-1	Assignment and Acceptance Agreement
D-2	Administrative Questionnaire
E	Subsidiary Guaranty
F	Opinion Matters - Counsel to Loan Parties
G	United States Tax Compliance Certificates
H	Borrowing Base Property Report
I	Joinder Agreement
J	Insurance Requirements

SCHEDULES

1.01	Eligible Real Estate Qualification Documents
2.01	Commitments and Applicable Percentages
6.09	Environmental Compliance
6.13	Organizational Structure; Guarantors
8.08	Transactions with Affiliates
8.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices
SG	Subsidiary Guarantors

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:________, _____

To:Manufacturers and Traders Trust Company, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July [__], 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ONE LIBERTY PROPERTIES, INC. (“Borrower”), the Lenders from time to time party thereto, and Manufacturers and Traders Trust Company, as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Credit Loans

☐ A conversion of Revolving Credit Loans from one Type to the other

☐ A continuation of SOFR Loans

1.On ___________________________________ (a Business Day).

2.In the amount of $_______________________.

3.Comprised of [ABR Loans] [SOFR Loans].

4.The Revolving Credit Borrowing, if any, requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.

[SIGNATURE PAGE FOLLOWS]

[Exhibit A - 1]

BORROWER:

ONE LIBERTY PROPERTIES, INC.,
a Maryland corporation

By:
	Name:	Lawrence Ricketts
	Title:	Authorized Signatory

[Exhibit A - 2]

EXHIBIT B-1

FORM OF INCREMENTAL REVOLVING NOTE

$ ]	, 20

FOR VALUE RECEIVED, the undersigned (the “Maker”), hereby promises to pay [___] (the “Payee”), or its registered assigns, in accordance with the terms of that certain Credit Agreement (as the same may be amended or modified from time to time, the “Credit Agreement”), dated as of July [___], 2026, among Maker, as Borrower, certain lenders named therein and Manufacturers and Traders Trust Company, as Administrative Agent (together with any and all of its successors and assigns, in such capacity, “Administrative Agent”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of [___] and 00/100 Dollars ($[___].00), or such lesser amount of Incremental Revolving Loans as may be advanced by the Payee under the Credit Agreement and then remain outstanding, with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Administrative Agent for the benefit of Payee at such address as Administrative Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Administrative Agent.

This Incremental Revolving Note (as may be amended, modified, supplemented, restated and replaced from time to time, this “Note”) is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may become due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid by Maker in whole or from time to time in part, all as set forth in the Credit Agreement. Amounts of the Incremental Revolving Loans prepaid under the Credit Agreement prior to the Maturity Date may be reborrowed.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Administrative Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the

[Exhibit B-1 - 1]

maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker without prepayment penalty or premium, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Administrative Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

[End of Text. Signatures on Following Page]

[Exhibit B-1 - 2]

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

MAKER:

ONE LIBERTY PROPERTIES, INC.,
a Maryland corporation

By:
Name:
Title:

[Exhibit B-1 - 3]

REVOLVING CREDIT NOTE

$[____________]	, 2026

FOR VALUE RECEIVED, the undersigned (the “Maker”), hereby promises to pay Manufacturers and Traders Trust Company, a New York banking corporation (the “Payee”), or its registered assigns, in accordance with the terms of that certain Credit Agreement (as the same may be amended or modified from time to time, the “Credit Agreement”), dated as of [________________________], 2026, among Maker, as Borrower, the Guarantors, certain lenders named therein and Manufacturers and Traders Trust Company, a New York banking corporation, as Administrative Agent (together with any and all of its successors and assigns, in such capacity, “Administrative Agent”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of [________________] and 00/100 Dollars ($[____________]), or such lesser amount of Revolving Credit Loans as may be advanced by the Payee under the Credit Agreement and remain outstanding, with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Administrative Agent for the benefit of Payee, or its registered assigns, in accordance with the terms of that certain Credit Agreement, at such address as Administrative Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Administrative Agent.

This Revolving Credit Note (as may be amended, modified, supplemented, restated and replaced from time to time, this “Note”) is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may become due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid by Maker in whole or from time to time in part, all as set forth in the Credit Agreement. Amounts of the Revolving Credit Loans prepaid under the Credit Agreement prior to the Maturity Date may be re-borrowed.

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Administrative Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker without prepayment penalty or premium, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full

[Exhibit B-2 - 1]

of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Administrative Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

This Note is given in replacement of and in substitution for one or more prior revolving credit note(s) (the “Prior Note”) previously delivered to Administrative Agent for the benefit of lenders under the Prior Credit Agreement, and from and after the date hereof the Prior Note shall be canceled, superseded and replaced in its entirety by this Note. The execution and delivery of this Note shall not effect a novation of the Prior Note, but shall be, to the fullest extent applicable, a modification, renewal, confirmation and extension of such Prior Note.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

[Exhibit B-2 - 2]

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

MAKER:

ONE LIBERTY PROPERTIES, INC.,
a Maryland corporation

By:
Name:
Title:

[Exhibit B-2 - 3]

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

[Financial Statement] Date: ___________,

To:Manufacturers and Traders Trust Company, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July [___], 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among One Liberty Properties, Inc. (“Borrower”), the Lenders from time to time party thereto, and Manufacturers and Traders Trust Company, as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the [______________] of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Borrower, for itself and other members of the Consolidated Group, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.Borrower has delivered the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Borrower, ended as of the above date, together with the reports and opinions of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.Borrower has delivered the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for update to Borrowing Base Properties]

1.This Certificate is being delivered in connection with the addition or removal of any Unencumbered Properties pursuant to the terms of the Credit Agreement.

2.The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Consolidated Group during the accounting period covered by such financial statements.

[Exhibit C - 1]

3.A review of the activities of the Consolidated Group during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower and each other Loan Party performed and observed all of their respective Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period Borrower and each other Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or–

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.The representations and warranties of Borrower contained in Article 6 of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (without duplication of any materiality standards set forth therein) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality standards set forth therein) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered, and except for changes that do not constitute a Default under the Agreement and changes in facts as expressly permitted by the Credit Agreement.

5.The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________________, ________________.

[SIGNATURE PAGE FOLLOWS]

[Exhibit C - 2]

BORROWER:

ONE LIBERTY PROPERTIES, INC.,
a Maryland corporation

By:
Name:
Title:

[Exhibit C - 3]

For the Quarter/Year ended                                                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 8.03 – Investments.
	A.	Total Investments in Redevelopment as of the Statement Date:	$
	B.	Total Asset Value as of the Statement Date:	$
	C.	Maximum permitted Investments in Redevelopment (Line I.A. divided by Line I.B):	%
Maximum permitted: 10%
II.	Section 8.14(a) – Total Secured Debt to Total Asset Value.
	A.	Total Secured Debt as of the Statement Date:	$
	B.	Total Asset Value as of the Statement Date:	$
	C.	Total Secured Debt to Total Asset Value Ratio (Line II.A divided by Line II.B):	%
Maximum permitted: 55%
III.	Section 8.14(b) – Total Debt to Total Asset Value.
	A.	Total Debt as of the Statement Date:	$
	B.	Total Asset Value as of the Statement Date:	$
	C.	Total Debt to Total Asset Value Ratio (Line III.A divided by Line III.B):	%
Maximum permitted: 60%
IV.	Section 8.14(c) – Minimum Total Unencumbered Value.
	A.	Total Unencumbered Value as of the Statement Date:	$
	B.	Number of Unencumbered Properties as of the Statement Date:
	C.	Minimum required Total Unencumbered Value:	$100,000,000
	D.	Minimum required number of Unencumbered Properties:	15
V.	Section 8.14(d) – Minimum Tangible Net Worth.
	A.	Base Tangible Net Worth Amount:
$200,000,000 (plus 80% of all future net equity raises)
$
	C.	Minimum Tangible Net Worth (Line V.A):	$

[Exhibit C - 4]

	D.	Tangible Net Worth as of the Statement Date:		$
	E.	[Excess][Deficiency] for covenant compliance (Line V.D minus Line V.C):		$
VI.	Section 8.14(e) – Minimum Fixed Charge Coverage Ratio.
	A.	Consolidated EBITDA as of the last day of the fiscal quarter of Borrower ending on the Statement Date (the “Calculation Period”)		$
	B.	Fixed Charge for the Calculation Period:		$
	C.	Fixed Charge Coverage Ratio (Line VI. A. divided by Line VI.B):		to 1.0
Minimum Required: 1.5 to 1.0
		VI-A.	Section 8.14(f) – Cash Position.
		A.	Average outstanding collected deposit balances:	$
Minimum Required: $3,000,000
VII.	Section 8.15(a) – [Intentionally Deleted].
VIII.	Section 8.15(b) – [Intentionally Deleted].
IX.	Section 8.15(c) – Weighted Average Occupancy.

Borrowing Base Property	Occupancy Rate
1.
2.
3.
4.
5.
6.
7.

Aggregate Occupancy Rate of Borrowing Base Properties
as of the Statement Date:

Minimum Required: 80%

X.	Section 8.15(c) – Concentration Limits
A.

to the extent that the value of any single Unencumbered Property constitutes more than twenty percent (20%) of the Total Unencumbered Value, then the value of such Unencumbered Property in excess of twenty percent (20%) of the  Total Unencumbered

[Exhibit C - 5]

Value shall be excluded from the Borrowing Base	%

B.

to the extent that the sum of the value of any single tenant’s Unencumbered  Properties constitutes more than twenty percent (20%) of the Total Unencumbered Value, then the value of such tenant’s Unencumbered  Properties in excess of twenty percent (20%) of the Total Unencumbered Value  shall be excluded from the Borrowing Base, except for

tenants rated “AA” by any ratings agency	%

C.

no more than 20% of the Borrowing Base NOI may be in respect of  Unencumbered Properties that are located in any one MSA the value of such Unencumbered Property in excess of twenty percent  (20%) of the Total Unencumbered Value shall be excluded from

the Borrowing Base	%

D.

a Dark Investment Grade Property may be included in the Borrowing Base only if [(i) the lease remains in full force and effect, (ii) all rent and other monetary obligations are  current, and (iii) the lease is guaranteed by a Person with an Investment Grade  Rating of at least BBB- (or Baa3). The value of such Unencumbered Properties in excess of ten percent (10%) of the Total Unencumbered Value shall be excluded from the

Borrowing Base	%

E.

to the extent A, B, C, and D above constitute more than thirty percent (30%)  of the Total Unencumbered Value, then the value of such Unencumbered Properties in excess of thirty percent (30%) of the Total Unencumbered Value shall be excluded from the

Borrowing Base	%

[Exhibit C - 6]